Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-131266
333-131266-04

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Prospectus Supplement Dated October 2, 2006.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 25, 2006)
$
Morgan Stanley Capital Trust VII
% CAPITAL SECURITIES
guaranteed by

Morgan Stanley Capital Trust VII (“Morgan Stanley Trust”) is offering capital securities that Morgan Stanley will fully and unconditionally guarantee, based on its combined obligations under a guarantee, a trust agreement and a junior subordinated indenture. Morgan Stanley Trust’s only asset will be junior subordinated debentures issued by Morgan Stanley. Morgan Stanley Trust will pay distributions on the capital securities only from the proceeds, if any, of interest payments on the junior subordinated debentures. The junior subordinated debentures bear interest at an annual rate of %, payable quarterly in arrears.

Subject to certain conditions specified in this prospectus supplement, Morgan Stanley may defer interest payments on the junior subordinated debentures during any period of up to 40 consecutive quarters without giving rise to an event of default and without permitting acceleration under the terms of the capital securities or the junior subordinated debentures. Morgan Stanley will not be required to settle deferred interest payments pursuant to the alternative payment mechanism described in this prospectus supplement until it has deferred interest for 20 consecutive quarters or made a payment of current interest.

Morgan Stanley Trust will redeem the capital securities on January 1, 2046 (the “scheduled redemption date”), subject to obtaining sufficient proceeds from the redemption by Morgan Stanley of the junior subordinated debentures. Morgan Stanley has agreed to redeem the junior subordinated debentures on the scheduled redemption date only out of net proceeds from the sale of certain replacement securities described in this prospectus supplement. Morgan Stanley also has the right to redeem the junior subordinated debentures early at any time on or after October , 2011 or, prior to such date, upon the occurrence of certain events specified in this prospectus supplement. The junior subordinated debentures mature on October , 2066 if not redeemed earlier.

Morgan Stanley Trust will apply to have the capital securities listed on the New York Stock Exchange under the trading symbol “ ” for trading within 30 days after they are first issued. No assurance can be given that the New York Stock Exchange will approve the capital securities for listing .

Investing in the capital securities involves risks. See “Risk Factors” beginning on page S-12.

PRICE $25 PER CAPITAL SECURITY

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Morgan Stanley Trust (1)(2)

Per Capital Security	$25		$$25
Total	$	$	$

(1)	Plus accumulated distributions, if any, from October , 2006.
(2)	Because Morgan Stanley Trust will use all of the proceeds from the sale of the capital securities and its common securities to purchase junior subordinated debentures of Morgan Stanley, Morgan Stanley will pay all underwriting discounts and commissions.

This prospectus supplement and the accompanying prospectus may be used by the underwriters in connection with offers and sales of the capital securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. The underwriters may act as principal or agent in such transactions.
The underwriters may purchase up to an additional                capital securities for $25 per capital security and accumulated distributions, if any, within 30 days from the date of this prospectus supplement to cover over-allotments.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The capital securities are not being offered or sold outside of the United States.
The underwriters expect to deliver the capital securities to purchasers through The Depository Trust Company on October      , 2006.

MORGAN STANLEY

Sole Structuring Agent and Sole Bookrunner

CITIGROUP      MERRILL LYNCH & CO.      UBS INVESTMENT BANK      WACHOVIA SECURITIES
A.G. EDWARDS      HSBC      RBC CAPITAL MARKETS      WELLS FARGO SECURITIES

October   , 2006

     In this prospectus supplement, references to Morgan Stanley Trust mean Morgan Stanley Capital Trust VII.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated January 25, 2006. Morgan Stanley Trust and Morgan Stanley have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Morgan Stanley Trust and Morgan Stanley are offering to sell the capital securities, and are seeking offers to buy the capital securities, only in jurisdictions where offers and sales are permitted.

     Except as otherwise noted, the discussion in this prospectus supplement assumes that the underwriters will only purchase           capital securities and will not purchase any additional securities pursuant to their over-allotment option.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the capital securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the capital securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

     For a description of certain restrictions on offers, sales and deliveries of the capital securities and on the distribution of this prospectus supplement and the accompanying prospectus and other offering material relating to the capital securities, see the section of this prospectus supplement called “Underwriters.”

PROSPECTUS SUPPLEMENT SUMMARY

     The following information concerning Morgan Stanley, Morgan Stanley Trust, the           % capital securities to be issued by Morgan Stanley Trust, the guarantee to be issued by Morgan Stanley with respect to the capital securities and the           % junior subordinated debentures to be issued by Morgan Stanley due October      , 2066, subject to Morgan Stanley’s agreement to redeem them earlier, as described below, supplements, and should be read in conjunction with, the information contained in the accompanying prospectus. Terms defined in the accompanying prospectus have the same meanings in this prospectus supplement.

Morgan Stanley

     Morgan Stanley is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group, Asset Management and Discover. Morgan Stanley, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Morgan Stanley was originally incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924. Morgan Stanley conducts its business from its headquarters in New York, its regional offices and branches throughout the United States, and its principal offices in London, Tokyo, Hong Kong and other world financial centers.

     A summary of the activities of each of the segments follows:

     Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

     Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and insurance products; credit and other lending products; banking and cash management and credit solutions; retirement services; trust and fiduciary services.

     Asset Management provides global asset management products and services in equity, fixed income, money market, real estate and alternative investments (including hedge funds, funds of hedge funds, senior loans, structured products and private equity) to institutional and retail clients through proprietary and third party retail distribution channels, intermediaries and Morgan Stanley’s institutional distribution channel. Asset Management also engages in investment activities.

     Discover offers Discover®-branded credit cards and other consumer products and services, and includes the operations of Discover Network, which operates a merchant and cash access network for Discover Network branded cards, and PULSE EFT Association LP, an automated teller machine/debit and electronic funds transfer network. The Discover business segment also includes consumer finance products and services in the U.K., including Morgan Stanley-branded, Goldfish-branded and various other credit cards issued on the MasterCard network.

     Morgan Stanley’s principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Under this heading, “Use of Proceeds” and “Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends,” the terms “Morgan Stanley,” “we,” “us” and “our” include Morgan Stanley and its consolidated subsidiaries.

Morgan Stanley Capital Trust VII

     Morgan Stanley Trust is a Delaware statutory trust. Morgan Stanley Trust exists solely to:

  issue and sell its common securities to Morgan Stanley;

  issue and sell its capital securities to the public;

  use the proceeds from the sale of its common securities and capital securities to purchase junior subordinated debentures from Morgan Stanley; and

  engage in other activities that are necessary, convenient or incidental to these purposes.

     The Bank of New York will act as the property trustee of Morgan Stanley Trust. The Bank of New York (Delaware) will act as the Delaware trustee of Morgan Stanley Trust. Two employees, officers or affiliates of Morgan Stanley or its subsidiaries will act as administrators of Morgan Stanley Trust. The principal offices and telephone number of Morgan Stanley Trust are 1585 Broadway, New York, New York 10036 and (212) 761-4000.

The Offering

     Morgan Stanley Trust is offering its capital securities for $25 per security. Morgan Stanley Trust will use all of the proceeds from the sale of its capital securities and its common securities to purchase junior subordinated debentures of Morgan Stanley. The junior subordinated debentures will be Morgan Stanley Trust’s only assets. Morgan Stanley will fully and unconditionally guarantee the obligations of Morgan Stanley Trust, based on its combined obligations under a guarantee, a trust agreement and the Junior Subordinated Indenture, dated as of October      , 2006, between Morgan Stanley and The Bank of New York, as indenture trustee (the “junior subordinated indenture”).

     The Capital Securities

     If you purchase capital securities, you will be entitled to receive cumulative cash distributions at an annual rate of $      for each capital security, which represents           % of the liquidation amount of $25 for each capital security. If Morgan Stanley Trust is dissolved and its assets distributed, for each capital security you own you are entitled to receive the liquidation amount (which may be paid in the form of a distribution of a like amount of junior subordinated debentures) of $25 plus accumulated but unpaid distributions from the assets of Morgan Stanley Trust available for distribution, after it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, liabilities owed to its creditors. See “Description of Capital Securities—Liquidation Distribution upon Dissolution.” Accordingly, you may not receive the full liquidation amount and accumulated but unpaid distributions if Morgan Stanley Trust does not have enough funds.

     Distributions will accumulate from the date Morgan Stanley Trust issues its capital securities. Morgan Stanley Trust will pay the distributions quarterly on January      , April      , July      and October      of each year, beginning January      , 2007. If Morgan Stanley defers interest payments on the junior subordinated debentures, Morgan Stanley Trust will defer distributions on the capital securities. These interest payments and, accordingly, distributions on the capital securities, may be deferred for up to 40 consecutive quarters without permitting an acceleration of the junior subordinated debentures.

     If you purchase the capital securities, you will have limited voting rights. You will be entitled to vote on the following matters:

  removal of the property trustee or the Delaware trustee when there is a default under the junior subordinated debentures or when holders of a majority in liquidation value of the outstanding capital securities decide to remove either of the trustees for cause;

  certain modifications to the terms of the capital securities and the guarantee that would adversely affect the rights of the holders of the capital securities; and

  the exercise of Morgan Stanley Trust’s rights as holder of the junior subordinated debentures.

     A more detailed description of your voting rights is contained under “Description of Capital Securities—Removal of Morgan Stanley Capital Trustees; Appointment of Successors,” “—Voting Rights; Amendment of Trust Agreements” and “Description of Guarantees—Amendments and Assignment” on pages 10, 12 and 28, respectively, of the accompanying prospectus.

     The Common Securities

     Morgan Stanley will acquire all of the common securities of Morgan Stanley Trust. The common securities will have an aggregate liquidation amount of $10,000. Except as described under “Ranking” below, the common securities will rank equal to the capital securities in priority of payment. Normally, the common securities will have sole voting power on matters to be voted upon by Morgan Stanley Trust’s security holders.

     The Junior Subordinated Debentures

     Morgan Stanley Trust will purchase the junior subordinated debentures from Morgan Stanley with the proceeds from the sale of its capital securities and its common securities. Morgan Stanley will issue the junior subordinated debentures under a junior subordinated indenture between Morgan Stanley and The Bank of New York, as indenture trustee. The junior subordinated debentures will:

  have an aggregate principal amount equal to $      , which is the aggregate liquidation amount of the capital securities plus the capital contributed by Morgan Stanley for the common securities;

  bear interest at an annual rate of      %;

  pay interest quarterly, subject to the right of Morgan Stanley to defer interest payments for up to 40 consecutive quarters as described below;

  be redeemable at Morgan Stanley’s option at any time on or after October      , 2011, or, prior to such date, under the circumstances described below;

  be redeemed by Morgan Stanley on January 1, 2046 (the “scheduled redemption date”) to the extent Morgan Stanley raises sufficient proceeds through the sale of replacement securities as further described below; and

  mature on October      , 2066 (the “final maturity date”).

     The Guarantee of the Capital Securities

     Morgan Stanley will guarantee the capital securities on a limited basis under the guarantee.

     The guarantee requires Morgan Stanley to pay accumulated but unpaid distributions, redemption payments and liquidation payments on the capital securities on behalf of Morgan Stanley Trust only in an amount equal to the sum of the payments Morgan Stanley has made to Morgan Stanley Trust on the junior subordinated debentures. It does not, however, require Morgan Stanley to make payments on behalf of Morgan Stanley Trust if Morgan Stanley Trust does not have sufficient funds to make payments on the capital securities because Morgan Stanley has not made payments on the junior subordinated debentures.

     Ranking

     The capital securities will generally rank equal to the common securities in priority of payment. Morgan Stanley Trust will make payments on the capital securities and the common securities based on a proportionate allocation of the payments it receives on the junior subordinated debentures. However, the capital securities will rank prior to the common securities as to payment if there occurs with respect to the junior subordinated debentures an event of default or a default as a result of a failure to pay any amounts under the junior subordinated debentures when due.

For a more detailed explanation, see “Description of Capital Securities—Subordination of Common Securities” on page 9 of the accompanying prospectus.

     The junior subordinated debentures and the guarantee will be unsecured and will rank subordinate and junior in right of payment to all of Morgan Stanley’s current and future senior indebtedness, liabilities and obligations (including senior subordinated debt and certain junior subordinated debt of Morgan Stanley) and will be effectively subordinated to all indebtedness and other liabilities of Morgan Stanley’s subsidiaries. The junior subordinated debentures and the guarantee will rank junior to the junior subordinated debt of Morgan Stanley underlying the existing capital securities of Morgan Stanley Capital Trust II, Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV, Morgan Stanley Capital Trust V and Morgan Stanley Capital Trust VI (collectively, the “Existing Morgan Stanley Trusts”) and guarantees by Morgan Stanley of the capital securities issued by the Existing Morgan Stanley Trusts, respectively. The junior subordinated debentures and the guarantee may rank junior to, senior to or pari passu with junior subordinated debentures and guarantees underlying capital securities (intended to receive tier 1 capital treatment) to be issued in the future by trusts similar to the Morgan Stanley Trust. See “Risk Factors—Holders of Morgan Stanley’s Senior Indebtedness Will Get Paid Before Morgan Stanley Trust Will Get Paid Under the Junior Subordinated Debentures and Before You Will Get Paid Under the Guarantee” on page S-12, “Description of Junior Subordinated Debentures—Subordination” on page S-31, “Description of Junior Subordinated Debentures” beginning on page 16 of the accompanying prospectus and “Description of Guarantees—Status of the Guarantees” on page 28 of the accompanying prospectus for a more detailed explanation.

     Deferral of Distributions

     Subject to certain conditions specified in the following paragraphs, Morgan Stanley may defer interest payments on the junior subordinated debentures during any period of up to 40 consecutive quarters, which we refer to as an optional deferral period, without giving rise to an event of default and without permitting acceleration under the terms of the capital securities or the junior subordinated debentures. See “Description of Capital Securities –Capital Securities Events of Default” on page S-27 and “Description of Junior Subordinated Debentures – Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley” beginning on page S-45.

     Morgan Stanley’s right to defer interest payments will end on the earlier of the final maturity date or the acceleration of the junior subordinated debentures following an event of default.

     During any optional deferral period, from the earlier of (i) the business day immediately following the first interest payment date on which Morgan Stanley elects to pay current interest and (ii) the business day following the fifth anniversary of the start of the relevant optional deferral period, Morgan Stanley will be required to comply with the alternative payment mechanism described below. See “Description of Junior Subordinated Debentures –Alternative Payment Mechanism” beginning on page S-34.

     After Morgan Stanley makes all interest payments that it has deferred, including accrued interest on the deferred payments, Morgan Stanley may again defer interest payments during new deferral periods of up to 40 consecutive quarters as long as Morgan Stanley adheres to the same requirements.

     Upon the occurrence of certain events of insolvency, bankruptcy or reorganization regarding Morgan Stanley, whether voluntary or involuntary, holders of capital securities will only have a claim for, or right to receive, distributions with respect to deferred interest, including accrued interest on the deferred payments, to the extent such interest (including accrued interest on the deferred payments) relates to the first two years of the optional deferral period. See “Description of Junior Subordinated Debentures – Limitation on Claims in the Event of Morgan Stanley’s Bankruptcy, Insolvency or Reorganization” on page S-33.

     If Morgan Stanley defers interest payments on the junior subordinated debentures, Morgan Stanley Trust will defer distributions on the capital securities. During any deferral period, distributions will continue to accumulate on the capital securities at an annual rate of      % of the liquidation amount of $25 per capital security. Also, the deferred distributions will accrue additional distributions, as permitted by applicable law, at an annual rate of  %, compounded quarterly.

     While Morgan Stanley defers interest payments on the junior subordinated debentures, Morgan Stanley will not be permitted to:

  declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment on, any shares of its capital stock;

  make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem debt securities of Morgan Stanley that rank equal or junior to the junior subordinated debentures; or

  make any guarantee payments on any guarantee of debt securities of any of Morgan Stanley’s subsidiaries if the guarantee ranks equal or junior to the junior subordinated debentures.

     See “Description of Junior Subordinated Debentures – Restrictions on Certain Payments During Optional Deferral Periods” beginning on page S-33 for certain exceptions to this restriction.

     If Morgan Stanley defers payments of interest on the junior subordinated debentures, the capital securities would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means that you would be required to include accrued interest in your income for United States federal income tax purposes before you receive any cash distributions. Please see “United States Federal Income Tax Consequences” beginning on page S-51 for a more complete discussion.

     Alternative Payment Mechanism

     Unless a market disruption event (as defined under “Description of Junior Subordinated Debentures—Market Disruption Events” beginning on page S-42 below) has occurred and is continuing, and subject to certain conditions described below, if Morgan Stanley defers interest on the junior subordinated debentures, Morgan Stanley will be required, not later than (i) the business day immediately following the first interest payment date during an optional deferral period on which it elects to pay current interest, or (ii) if earlier, not later than the business day following the fifth anniversary of an optional deferral period, to use its commercially reasonable efforts to begin selling “qualifying securities” to persons that are not Morgan Stanley’s affiliates. Morgan Stanley will be required to use its commercially reasonable efforts to continue selling qualifying securities until it has raised an amount of net proceeds sufficient to pay the deferred interest (including interest on the deferred payments) in full. Morgan Stanley will not pay deferred interest (including interest on the deferred payments) on the junior subordinated debentures from any source other than the net proceeds from the sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. In addition, such applicable regulatory authority may prevent Morgan Stanley from selling qualifying securities or may prevent Morgan Stanley from using the proceeds of any sales of qualifying securities to pay any deferred interest. We refer to this process as the “alternative payment mechanism.” See “Description of Junior Subordinated Debentures — Alternative Payment Mechanism” beginning on page S-34 for a more detailed description of the alternate payment mechanism.

The following securities are “qualifying securities” for purposes of the alternative payment mechanism:

  “qualifying warrants,” which are net share settled warrants to purchase Morgan Stanley’s common stock that have an exercise price greater than the current stock market price of Morgan Stanley’s common stock as of their date of issuance, that Morgan Stanley is not entitled to redeem for cash and that the holders of such warrants are not entitled to require Morgan Stanley to repurchase for cash in any circumstance; and

  “perpetual non-cumulative preferred stock,” as described below under “Description of Junior Subordinated Debentures – Alternative Payment Mechanism”.

     Although Morgan Stanley’s failure to comply with the alternative payment mechanism during an optional deferral period would be a breach of Morgan Stanley’s obligations under the junior subordinated indenture, it would not constitute an event of default thereunder or give rise to a right to accelerate the maturity of the junior subordinated debentures or similar remedy under the terms thereof. The remedies of holders of the junior subordinated debentures and the capital securities will be limited in such circumstances as described under “Risk Factors — You Have Limited Remedies for Defaults Under the Junior Subordinated Indenture” on page S-14. However, an event of default under the junior subordinated indenture will occur if Morgan Stanley fails to pay all accrued and unpaid interest not later than ten years after the commencement of an optional deferral period. See “Events of Default and Acceleration” below.

     Morgan Stanley is not required to issue qualifying warrants prior to the fifth anniversary of the commencement of any optional deferral period pursuant to the alternative payment mechanism to the extent that the number of shares of Morgan Stanley common stock underlying any issuance of qualifying warrants applied to pay such interest, together with the shares underlying all prior issuances of qualifying warrants during such optional deferral period so applied, would exceed 2% of the total number of issued and outstanding shares of Morgan Stanley’s common stock as of the date of Morgan Stanley’s then most recent publicly available consolidated financial statements (the “warrant issuance cap”). In addition, Morgan Stanley may not issue perpetual non-cumulative preferred stock if the net proceeds of any issuance of perpetual non-cumulative preferred stock applied to pay interest, together with the net proceeds of all prior issuances of perpetual non-cumulative preferred stock so applied, would exceed 25% of the aggregate liquidation amount of the issuance of the capital securities offered hereby (the “preferred stock issuance cap”).

     Once Morgan Stanley reaches the warrant issuance cap for any optional deferral period, Morgan Stanley will not be required to issue more qualifying warrants prior to the fifth anniversary of the commencement of such optional deferral period even if the number of underlying shares referred to above subsequently increases because of a subsequent increase in the number of outstanding shares of Morgan Stanley’s common stock. The warrant issuance cap will cease to apply following the fifth anniversary of the commencement of any optional deferral period, at which point Morgan Stanley must pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the preferred stock issuance cap, the share cap (defined below) and any market disruption event. For the avoidance of doubt, if the warrant issuance cap has been reached during an optional deferral period and Morgan Stanley subsequently pays all deferred payments (including accrued interest thereon), the warrant issuance cap will cease to apply, and will only apply again once Morgan Stanley starts a new optional deferral period. The preferred stock issuance cap will apply so long as the junior subordinated debentures remain outstanding.

     Morgan Stanley is not required to issue qualifying warrants pursuant to the alternative payment mechanism to the extent that the total number of shares of Morgan Stanley’s common stock underlying such qualifying warrants, together with all prior issuances of qualifying warrants, exceeds 40 million shares (subject to customary anti-dilution adjustments) (the “share cap”). Morgan Stanley must use commercially reasonable efforts to increase the share cap from time to time to a number of shares that would allow Morgan Stanley to satisfy its obligations with respect to the alternative payment mechanism.

     Redemption of Capital Securities

     Morgan Stanley Trust will redeem all of the outstanding capital securities and common securities when Morgan Stanley redeems the junior subordinated debentures or repays the junior subordinated debentures at maturity as further specified below. If Morgan Stanley redeems any junior subordinated debentures before their maturity, Morgan Stanley Trust will use the cash it receives from the redemption to redeem capital securities and common securities.

     Except as described above under “— Ranking,” the aggregate liquidation amount of capital and common securities to be redeemed will be allocated in proportion to their respective aggregate liquidation amounts.

     Early Redemption of Junior Subordinated Debentures

     Subject to obtaining any then required regulatory approval, Morgan Stanley may redeem the junior subordinated debentures before their maturity on or after October      , 2011, in whole or in part, on one or more occasions, at any time.

     Subject to obtaining any then required regulatory approval, Morgan Stanley may only redeem the junior subordinated debentures before October   , 2011, as follows:

  in whole only, if adverse changes in tax or investment company law described on page S-24 occur and are continuing;

  in whole or in part, upon adverse changes in the policies or rules and regulations relating to capital treatment of the Securities and Exchange Commission (the “SEC”) or of any applicable regulatory body or governmental authority, as described under “Description of Capital Securities—Redemption” beginning on page S-23; and

  in whole or in part, upon a change by any nationally recognized statistical rating organization within the meaning Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that currently publishes a rating for Morgan Stanley (a “rating agency”) in the equity credit criteria for securities such as the capital securities or the underlying junior subordinated debentures resulting in a lower equity credit to Morgan Stanley than the equity credit assigned by such rating agency to the capital securities or the junior subordinated debentures at their issue date.

     In the case of any redemption, the junior subordinated debentures will be redeemed at 100% of their principal amount plus accrued interest to the date of redemption.

     Replacement Capital Intention

     Morgan Stanley intends that, to the extent that the capital securities provide Morgan Stanley with equity credit at the time of any early redemption prior to the scheduled redemption date, Morgan Stanley will repay the principal amount of the junior subordinated debentures upon such redemption with amounts that include net proceeds received by Morgan Stanley from the sale or issuance, during the 180-day period prior to the notice date for such redemption by Morgan Stanley or subsidiaries of Morgan Stanley to third-party purchasers, other than a subsidiary of Morgan Stanley, of securities for which Morgan Stanley will receive equity credit, at the time of sale or issuance, that is, in the aggregate, equal to or greater than the equity credit attributed to the capital securities at the time of such early redemption. The determination of the equity credit of the capital securities may result in the issuance of an amount of new securities that may be less than the principal amount of the capital securities, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the capital securities and the new securities.

     Repayment of the Junior Subordinated Debentures On the Scheduled Redemption Date – Replacement Capital Obligation

     The junior subordinated debentures mature on October    , 2066. However, Morgan Stanley has agreed to redeem the junior subordinated debentures on the scheduled redemption date, but only out of net proceeds from the sale to third party purchasers of one or more issuances of securities (“replacement securities”) as described in “Description of Junior Subordinated Debentures – Replacement Securities” beginning on page S-39 below, in the amounts specified under such caption, which we refer to as the “replacement capital obligation.” Morgan Stanley will raise the net proceeds described in the preceding sentence during a 180-day period ending on the notice date not more than 30 and not less than 15 days prior to the scheduled redemption date, subject to the occurrence of a market disruption event. If Morgan Stanley has not raised sufficient net proceeds to permit full redemption on the scheduled redemption date, Morgan Stanley may not otherwise redeem the junior subordinated debentures and the unpaid amount will remain outstanding from interest payment date to interest payment date, and the replacement capital obligation will continue to apply until (i) Morgan Stanley has raised sufficient net proceeds to permit repayment in full in accordance with the replacement capital obligation, (ii) the junior subordinated debentures are otherwise redeemed in full on the final maturity date or (iii) upon an event of default resulting in acceleration. See “Description of Junior Subordinated Debentures – Repayment of Principal; Replacement Capital Obligation” beginning on page S-37.

     Replacement Capital Covenant

     Morgan Stanley will covenant in a “replacement capital covenant” for the benefit of a specified class of covered debtholders, as defined under “Description of Replacement Capital Covenant” on page S-48, that it will not, and it will cause Morgan Stanley Trust and Morgan Stanley’s subsidiaries not to, redeem, repurchase or purchase, as applicable, the junior subordinated debentures or the capital securities on or after the scheduled redemption date, unless (i) Morgan Stanley has obtained any then required regulatory approval and (ii) subject to certain limitations, during a 180-day period ending on the notice date not more than 30 and not less than 15 days prior to the date of such redemption, repurchase or purchase, as applicable, Morgan Stanley has received net proceeds from the sale of replacement securities as defined above in the amounts specified in the replacement capital covenant.

     The replacement capital covenant will terminate upon the earlier to occur of (i) the final maturity date, or, if earlier, the date on which the junior subordinated debentures are otherwise redeemed in full, (ii) the date on which the holders of a majority of the principal amount of the then outstanding covered debt agree to terminate the replacement capital covenant, (iii) the date on which Morgan Stanley no longer has outstanding any indebtedness eligible to qualify as covered debt and (iv) the date on which an event of default resulting in an acceleration occurs.

     Morgan Stanley’s covenants in the replacement capital covenant will run only to the benefit of the covered debtholders and not to the benefit of holders of the capital securities and may not be enforced by them. The initial class of covered debtholders are the holders of the junior subordinated debentures underlying the capital securities of Morgan Stanley Capital Trust VI and the holders of such capital securities. Pursuant to the replacement capital covenant, the holders of such capital securities will have the right to pursue legal proceedings directly against Morgan Stanley for the enforcement of the replacement capital covenant. See “Description of Replacement Capital Covenant” on page S-48.

     Events of Default and Acceleration

     Listed below are the events of default applicable to the junior subordinated debentures that may result in acceleration of such debentures:

  failure to pay deferred interest, including accrued interest on the deferred payments, no later than 30 days after the conclusion of 40 quarters following the first day of any deferral period; and

  certain events of bankruptcy, insolvency and reorganization involving Morgan Stanley.

     So long as Morgan Stanley Trust holds the junior subordinated debentures, the property trustee and the holders of the capital securities may accelerate the junior subordinated indenture with respect to any such event of default. See “Description of Junior Subordinated Debentures – Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley” beginning on page S-45.

     Distribution of the Junior Subordinated Debentures

     Subject to obtaining any then required regulatory approval, Morgan Stanley has the right to terminate Morgan Stanley Trust at any time. If Morgan Stanley decides to exercise its right to terminate Morgan Stanley Trust, Morgan Stanley Trust will distribute the junior subordinated debentures on a proportional basis to holders of the capital securities and to holders of the common securities in liquidation of Morgan Stanley Trust. However, if there occurs with respect to the junior subordinated debentures an event of default or a default as a result of a failure to pay any amounts due under the junior subordinated debentures, holders of capital securities will have priority over holders of common securities as described under “Ranking” above. If the junior subordinated debentures are distributed, Morgan Stanley will use its reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the capital securities are then listed.

     Use of Proceeds

     Morgan Stanley Trust will use all of the proceeds from the sale of its capital securities and its common securities to purchase the junior subordinated debentures of Morgan Stanley. Morgan Stanley intends to use the net proceeds from the sale of the junior subordinated debentures for general corporate purposes.

     Listing of the Capital Securities

     Morgan Stanley will apply to list the capital securities on the New York Stock Exchange for trading within 30 days after they are first issued. No assurance can be given, however, that the New York Stock Exchange will approve the capital securities for listing. You should be aware that the listing of the capital securities will not necessarily ensure that a liquid trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

     Risk Factors

     Your investment in the capital securities will involve risks. You should carefully consider the discussion of risks that follows below in the section entitled “Risk Factors,” and the other information in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the capital securities is suitable for you.

     Form of Capital Securities

     The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. Rather, your broker or other direct or indirect participant of DTC will maintain your position in the capital securities.

RISK FACTORS

     An investment in the capital securities involves a number of risks. You should carefully review the information contained in the other sections of this prospectus supplement and the accompanying prospectus and should particularly consider the following matters before purchasing any capital securities.

     Because Morgan Stanley Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because Morgan Stanley Trust may distribute the junior subordinated debentures in exchange for the capital securities, you are making an investment decision with regard to the junior subordinated debentures as well as the capital securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about both of these securities and the guarantee.

Holders of Morgan Stanley’s Senior Indebtedness Will Get Paid Before Morgan Stanley Trust Will Get Paid Under the Junior Subordinated Debentures and Before You Will Get Paid Under the Guarantee

     Morgan Stanley’s obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank subordinate and junior in right of payment to all of Morgan Stanley’s current and future senior indebtedness, liabilities and obligations (including senior subordinated debt and certain junior subordinated debt of Morgan Stanley and obligations of Morgan Stanley in respect of interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements) and will be effectively subordinated to all indebtedness and other liabilities of Morgan Stanley’s subsidiaries. The junior subordinated debentures and related guarantee will rank junior to the junior subordinated debt of Morgan Stanley underlying the Existing Morgan Stanley Trusts and guarantees by Morgan Stanley of the capital securities issued by the Existing Morgan Stanley Trusts, respectively. The junior subordinated debentures and the guarantee may rank junior to, senior to or pari passu with junior subordinated debentures and guarantees underlying capital securities to be issued in the future by trusts similar to the Morgan Stanley Trust or other junior subordinated securities to be issued in the future by Morgan Stanley.

     As of May 31, 2006, there were (1) approximately $149 billion of senior indebtedness of Morgan Stanley (including approximately $18 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries) recorded as debt on Morgan Stanley’s consolidated balance sheet, (2) approximately $49 billion of senior indebtedness recorded as financial instruments sold, not yet purchased-derivative contracts on Morgan Stanley’s consolidated balance sheet and (3) $3,784 million of junior subordinated indebtedness of Morgan Stanley ranking senior to the junior subordinated debentures.

     The capital securities, the junior subordinated debentures and the guarantee do not limit the ability of Morgan Stanley or any of its subsidiaries to incur additional indebtedness, liabilities and obligations, including indebtedness, liabilities and obligations that rank senior to or equal with the junior subordinated debentures and the guarantee. For more information on the ranking of Morgan Stanley’s obligations under the junior subordinated debentures and the guarantee, see “Description of Junior Subordinated Debentures—Subordination” and “Description of Guarantees—Status of the Guarantees” beginning on pages 18 and 28 of the accompanying prospectus, respectively, and “Description of Junior Subordinated Debentures—Subordination” on page S-31 below.

If Morgan Stanley Does Not Make Payments on the Junior Subordinated Debentures, Morgan Stanley Trust Will Not Be Able to Pay Distributions on the Capital Securities and the Guarantee Will Not Apply

     The ability of Morgan Stanley Trust to pay distributions on the capital securities and the liquidation amount of $25 per capital security in a timely manner depends solely upon Morgan Stanley’s making the related payments on the junior subordinated debentures when due. If Morgan Stanley defaults on its obligation to pay the principal of or interest on the junior subordinated debentures, Morgan Stanley Trust will not have sufficient funds to pay distributions on, or the $25 liquidation amount per security of, the capital securities.

     In that case, you will not be able to rely upon the guarantee for payment of these amounts because the guarantee only applies if Morgan Stanley makes the corresponding payment of principal of or interest on the junior subordinated debentures. Instead, you or the property trustee will have to bring a legal action against Morgan Stanley to enforce the property trustee’s rights under the junior subordinated indenture.

     See “— You May Not Be Able to Enforce Your Rights Against Morgan Stanley Directly If an Event of Default Occurs; You May Have to Rely on the Property Trustee to Enforce Your Rights” below for more information on how to bring a legal action against Morgan Stanley.

The Junior Subordinated Debentures, and As a Result, the Capital Securities, May Be Redeemed Prior to the Final Maturity Date, Subject to the Replacement Capital Obligation and the Replacement Capital Covenant; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return

     Subject to obtaining any then required regulatory approval, Morgan Stanley in certain circumstances may redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued interest to the date of redemption. On or after October      , 2011, Morgan Stanley may redeem the junior subordinated debentures at any time; provided that, if the redemption date is on or after the scheduled redemption date, Morgan Stanley must comply with the replacement capital covenant and the replacement capital obligation. Before October      , 2011, Morgan Stanley may redeem the junior subordinated debentures only (i) if adverse changes in tax, investment company law or the policies or rules and regulations relating to capital treatment of the SEC or of any applicable regulatory body or governmental authority occur and are continuing or (ii) upon a change by any rating agency in the equity credit criteria for securities such as the capital securities or the underlying junior subordinated debentures resulting in a lower equity credit to Morgan Stanley than the equity credit assigned by such rating agency to the capital securities or junior subordinated debentures at their issue date.

     Under current United States federal income tax law, early redemption of the capital securities would be a taxable event to you.

     In addition, you may not be able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate of return you receive on the capital securities.

     See “Description of Capital Securities—Redemption” and “—Liquidation Distribution upon Dissolution” beginning on pages S-23 and S-26, respectively, and “Description of Junior Subordinated Debentures—Optional Early Redemption” beginning on page S-36, for more information on redemption of the junior subordinated debentures.

Morgan Stanley’s Agreement to Redeem the Junior Subordinated Debentures On or After the Scheduled Redemption Date Is Limited By the Replacement Capital Covenant and the Replacement Capital Obligation

     Morgan Stanley’s agreement to redeem the junior subordinated debentures on or after the scheduled redemption date is subject to the replacement capital covenant and the replacement capital obligation.

     Morgan Stanley will covenant in a “replacement capital covenant” for the benefit of a specified class of covered debtholders that it will not, and it will cause Morgan Stanley Trust and Morgan Stanley’s subsidiaries not to, redeem, repurchase or purchase, as applicable, the junior subordinated debentures or the capital securities on or after the scheduled redemption date, unless (i) Morgan Stanley has obtained any then required regulatory approval and (ii) subject to certain limitations, during a 180-day period ending on the notice date not more than 30 and not less than 15 days prior to the date of such redemption, repurchase or purchase, as applicable, Morgan Stanley has received net proceeds from the sale of replacement securities as defined above in the amounts specified in the replacement capital covenant.

     In the replacement capital obligation, Morgan Stanley will agree to redeem the junior subordinated debentures on the scheduled redemption date only out of proceeds raised from the sale of replacement securities in the amounts specified for such securities. See “Description of Junior Subordinated Debentures – Repayment of Principal; Replacement Capital Obligation” and “–Replacement Securities” beginning on pages S-37 and S-39, respectively, below.

     If a market disruption event occurs or Morgan Stanley is unable to raise sufficient net proceeds from the sale of replacement securities to permit full redemption on the scheduled redemption date, the unpaid amount will remain outstanding until (i) Morgan Stanley has raised sufficient proceeds to permit repayment in full in accordance with the replacement capital obligation, (ii) the junior subordinated debentures are otherwise redeemed in full on the final maturity date or (iii) an event of default resulting in an acceleration occurs. See “Description of Replacement Capital Covenant” on page S-48.

     Accordingly, there could be circumstances in which it would be in the interest of both you and Morgan Stanley that some or all of the junior subordinated debentures be redeemed, and sufficient cash is available for that purpose, but Morgan Stanley will be restricted from doing so because Morgan Stanley did not obtain sufficient proceeds from the sale of replacement securities.

If Morgan Stanley Fails to Pay All Accrued and Unpaid Interest, You Will Not Be Able to Cause the Acceleration of Payment of the Junior Subordinated Debentures Until 10 Years After the Commencement of an Optional Deferral Period

     Morgan Stanley may defer interest payments on the junior subordinated debentures during any period of up to 40 consecutive quarters, without giving rise to an event of default and a right to accelerate the maturity of the junior subordinated debentures.

You Have Limited Remedies for Defaults Under the Junior Subordinated Indenture

     Although various events may constitute defaults under the junior subordinated indenture, a default that is not an “event of default” will not permit the acceleration of the principal of and interest on the junior subordinated debentures. So long as Morgan Stanley Trust holds the junior subordinated debentures, the property trustee and the holders of the capital securities may accelerate the junior subordinated indenture only with respect to the following events of default: (1) a failure by Morgan Stanley to pay deferred interest, including accrued interest on the deferred payments, after the conclusion of 40 quarters following the start of any optional deferral period and (2) certain events of bankruptcy, insolvency and reorganization involving Morgan Stanley.

Distributions on the Capital Securities Could Be Deferred; You May Have to Include Interest in Your Taxable Income Before You Receive Cash

     Morgan Stanley may defer interest payments on the junior subordinated debentures during a period of up to 40 consecutive quarters without giving rise to an event of default and without permitting acceleration under the terms of the capital securities or the junior subordinated debentures. Morgan Stanley’s right to defer interest payments will end on the earlier of the final maturity date and the acceleration of the junior subordinated debentures following an event of default. After Morgan Stanley makes all interest payments that it has deferred, including accrued interest on the deferred payments, Morgan Stanley may again defer interest payments during new optional deferral periods of up to 40 consecutive quarters.

     If Morgan Stanley defers interest payments on the junior subordinated debentures and Morgan Stanley Trust defers distributions on the capital securities, you will have to accrue interest income as original issue discount for United States federal income tax purposes on your proportionate share of the deferred interest on the junior subordinated debentures held by Morgan Stanley Trust. As a result, you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. You will also not receive the cash distribution related to any accrued and unpaid interest from Morgan Stanley Trust if you sell the capital securities before the record date for any deferred distributions, even if you held the capital securities on the date that the payments would normally have been paid.

     Morgan Stanley has no current intention of exercising its right to defer payments of interest on the junior subordinated debentures. However, if Morgan Stanley exercises this right, the market price of the capital securities may be adversely affected. If you sell your capital securities when distributions are being deferred, you may not receive the same return on investment as someone who continues to hold the capital securities. In addition, because of Morgan Stanley’s right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities that are not subject to interest deferrals.

     See “Description of Capital Securities—Deferral of Distributions” beginning on page S-22, “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period” on page S-32 and “United States Federal Income Tax Consequences” on page S-51 for more information regarding the interest payment deferral option.

Morgan Stanley’s Ability to Pay Deferred Interest Pursuant to the Alternative Payment Mechanism Depends on a Number of Factors Beyond Morgan Stanley’s Control

     If Morgan Stanley has deferred interest payments, Morgan Stanley will be subject to the alternative payment mechanism and be required not later than the business day immediately following the first interest payment date during an optional deferral period on which it elects to pay current interest, or, if earlier, not later than the business day following the fifth anniversary of an optional deferral period, to use its commercially reasonable efforts to begin selling certain qualifying securities. Morgan Stanley will not pay deferred interest (including interest on the deferred payments) on the junior subordinated debentures from any source other than the net proceeds from the sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. In addition, such applicable regulatory authority may prevent Morgan Stanley from selling qualifying securities or may prevent Morgan Stanley from using the proceeds of any sales of qualifying securities to pay any deferred interest. Morgan Stanley is not required to issue qualifying securities pursuant to the alternative payment mechanism if a market disruption event is continuing, which may occur at any time and over which Morgan Stanley has no control, or if certain caps are met on the aggregate number of shares underlying qualifying warrants or on the proceeds that may be raised by issuing perpetual non-cumulative preferred stock. See “Description of Junior Subordinated Debentures – Alternative Payment Mechanism” beginning on page S-34.

If Any Applicable Regulatory Authority Disapproves of the Alternative Payment Mechanism, Morgan Stanley May Be Unable to Pay Deferred Interest

     If so required by any applicable regulatory authority at the time, Morgan Stanley would have to notify such regulatory authority if the alternative payment mechanism is applicable. Such regulatory authority may then be able to prevent Morgan Stanley from selling qualifying securities or may prevent Morgan Stanley from using the proceeds of any sales of qualifying securities to pay any deferred interest. Accordingly, if Morgan Stanley elects to defer interest and such regulatory authority disapproves either of Morgan Stanley’s sale of qualifying securities pursuant to the alternative payment mechanism or of Morgan Stanley’s use of the proceeds to pay deferred interest, Morgan Stanley may be unable to pay deferred interest that otherwise would be paid. Morgan Stanley may continue to defer interest in the event of such regulatory authority’s disapproval of all or part of the alternative payment mechanism until 40 quarters have elapsed since the beginning of the deferral period without triggering an event of default and acceleration under the junior subordinated indenture.

Your Claims in Bankruptcy, Insolvency and Reorganization to Receive Payment in Respect of Accrued Interest May be Limited

     Upon the occurrence of certain events of insolvency, bankruptcy or reorganization regarding Morgan Stanley, whether voluntary or involuntary, holders of capital securities will only have a claim for, or right to receive, distributions with respect to deferred interest, including accrued interest on the deferred payments, to the extent such interest (including accrued interest on the deferred payments) relates to the first two years of the optional deferral period. Since Morgan Stanley is permitted to defer interest payments for up to ten years without an event of default and acceleration, claims may be extinguished under those circumstances in respect of interest accrued during as many as eight years. See “Description of Junior Subordinated Debentures – Limitation on Claims in the Event of Morgan Stanley’s Bankruptcy, Insolvency or Reorganization” on page S-33.

The Holders of the Capital Securities may receive Distribution of the Junior Subordinated Debentures under Certain Circumstances, and the Junior Subordinated Debentures May Trade at a Price that Is Lower than the Price You Paid for the Capital Securities

     Subject to obtaining any then required regulatory approval, Morgan Stanley may terminate Morgan Stanley Trust at any time. If Morgan Stanley decides to exercise its right to terminate Morgan Stanley Trust prior to the redemption or acceleration of the junior subordinated debentures, the property trustee will distribute the junior subordinated debentures to holders of the capital securities and holders of the common securities in liquidation of Morgan Stanley Trust.

     No one can accurately predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the capital securities you hold pending the distribution, may trade at a lower price than what you paid to purchase the capital securities.

     Although Morgan Stanley has agreed to use its reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the capital securities are then listed, Morgan Stanley cannot assure you that the New York Stock Exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.

     Under current United States federal income tax law, the distribution of junior subordinated debentures upon the termination of Morgan Stanley Trust would generally not be taxable to you. If, however, Morgan Stanley Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the junior subordinated debentures would be taxable to you.

     See “Description of Capital Securities—Liquidation Distribution upon Dissolution” beginning on page S-26 for more information.

If You Sell Your Capital Securities Before the Record Date for a Distribution Payment, You Will Have to Include Accrued but Unpaid Distributions in Your Taxable Income

     The capital securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures.

     If you dispose of your capital securities before the record date for a distribution payment, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the junior subordinated debentures through the date of your disposition, even though the amount you receive for your capital securities may not fully reflect the value of any accrued but unpaid interest at the time of the disposition.

     Upon the sale of your capital securities you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the capital securities. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

     See “United States Federal Income Tax Consequences” beginning on page S-51 for more information.

Morgan Stanley Generally Will Control Morgan Stanley Trust Because Your Voting Rights Are Very Limited; Your Interests May Not Be the Same as Morgan Stanley’s Interests

     As a holder of the capital securities, you will have limited voting rights. You will be entitled to vote only on the following matters: (1) removal of the property trustee or the Delaware trustee when there is a default under the junior subordinated debentures or when holders of a majority in liquidation value of the outstanding capital securities decide to remove either of the trustees for cause; (2) certain modifications to the terms of the capital securities and the guarantee that would adversely affect the rights of the holders of the capital securities; and (3) the exercise of Morgan Stanley Trust’s rights as holder of the junior subordinated debentures.

     Morgan Stanley and the administrators of Morgan Stanley Trust, who are employees or officers of Morgan Stanley or its affiliates, may amend the trust agreement without the consent of holders of capital securities as described under “Description of Capital Securities—Voting Rights; Amendment of Trust Agreements” on page 12 of the accompanying prospectus.

     A more detailed description of your voting rights is contained under “Description of Capital Securities—Removal of Morgan Stanley Capital Trustees; Appointment of Successors,” “—Voting Rights; Amendment of Trust Agreements” and “Description of Guarantees—Amendments and Assignment” on pages 10, 12 and 28, respectively, of the accompanying prospectus.

You May Not Be Able to Enforce Your Rights Against Morgan Stanley Directly If an Event of Default Occurs; You May Have to Rely on the Property Trustee to Enforce Your Rights

     You will not always be able to directly enforce your rights against Morgan Stanley if an event of default occurs.

     If an event of default under the junior subordinated debentures occurs and is continuing, that event will also be an event of default under the capital securities. In that case, you may have to rely on the property trustee, as the holder of the junior subordinated debentures, to enforce your rights against Morgan Stanley. Within 90 days after the occurrence of an event of default under the capital securities that is actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the capital securities and common securities and the administrators, unless the event of default has been cured or waived. In addition, the property trustee will notify each holder of the capital securities of any notice of default received by it with respect to the junior subordinated debentures. See “Description of Capital Securities—Capital Securities Events of Default; Notice” beginning on page 10 of the accompanying prospectus.

     A majority in aggregate liquidation amount of the holders of outstanding capital securities may remove the Delaware trustee or property trustee upon the occurrence of an event of default under the junior subordinated debentures or for cause. In all other cases, only Morgan Stanley, as the sole holder of the common securities of Morgan Stanley Trust, may replace or remove any of the trustees of Morgan Stanley Trust.

     You may bring a legal action against Morgan Stanley directly only if an event of default under the trust agreement has occurred and is continuing because of Morgan Stanley’s failure to pay when due interest on, or the principal of, the junior subordinated debentures. See “Description of Junior Subordinated Debentures— Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley” beginning on page S-45.

An Active Trading Market for the Capital Securities May Not Develop

     Morgan Stanley will apply to list the capital securities on the New York Stock Exchange for trading within 30 days after they are first issued. No assurance can be given, however, that the New York Stock Exchange will approve the capital securities for listing. You should be aware that the listing of the capital securities will not necessarily ensure that a liquid trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

If a Trading Market for the Capital Securities Does Develop, the Market Price of the Capital Securities Will Be Influenced by Unpredictable Factors

     If a trading market for the capital securities does develop, several factors will influence the trading price of the capital securities, including:

  interest and yield rates in the market;

  the time remaining to the maturity of the capital securities; and

  Morgan Stanley’s creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your capital securities prior to the maturity date.

MORGAN STANLEY CAPITAL TRUST VII

     Morgan Stanley Trust is a statutory trust formed under Delaware law by:

  the execution of a trust agreement by Morgan Stanley, as depositor, and the trustees of Morgan Stanley Trust; and

  the filing of a certificate of trust with the Secretary of State of the State of Delaware.

     The capital securities offered hereby will constitute all of the capital securities of Morgan Stanley Trust. Morgan Stanley, or one of its affiliates, will acquire all of the common securities of Morgan Stanley Trust, which have an aggregate liquidation amount of $10,000.

     Morgan Stanley has agreed to pay all fees and expenses related to Morgan Stanley Trust and the offering of the common securities and the capital securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth Morgan Stanley’s consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated.

	Six Months Ended		Fiscal Year

	May 31, 2006	May 31, 2005	2005	2004	2003	2002	2001
Ratio of earnings
to fixed charges	1.3	1.3	1.3	1.5	1.5	1.4	1.3
Ratio of earnings to
fixed charges and
preferred stock
dividends	1.3	1.3	1.3	1.5	1.5	1.4	1.3

     For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings are the sum of:

  income before losses from unconsolidated investees, income taxes, (loss)/gain on discontinued operations, cumulative effect of accounting change and fixed charges;

  dividends on preferred securities subject to mandatory redemption.

     For purposes of calculating both ratios, fixed charges are the sum of:

  interest cost, including interest on deposits;

  dividends on preferred securities subject to mandatory redemption; and

  that portion of rent expense estimated to be representative of the interest factor.

     The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.

DESCRIPTION OF CAPITAL SECURITIES

     The following, together with “Description of Capital Securities” beginning on page 8 of the accompanying prospectus, unless modified herein, is a description of the material terms of the capital securities. You should also read the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. A form of the trust agreement is on file at the Securities and Exchange Commission (the “ SEC”) as an exhibit to the registration statement pertaining to this prospectus supplement and the accompanying prospectus.

     Morgan Stanley Trust will issue the capital securities under the terms of the trust agreement. The trust agreement is qualified under the Trust Indenture Act. The Bank of New York will act as the property trustee for purposes of complying with the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and the Delaware Statutory Trust Act and those made part of the trust agreement by the Trust Indenture Act.

General

     The capital securities will be limited to $              aggregate liquidation amount outstanding, or $              aggregate liquidation amount if the underwriters purchase all the additional capital securities they are entitled to purchase pursuant to their over-allotment option. The capital securities will rank equal to, and payments will be made on the capital securities on a proportional basis with, the common securities. However, the capital securities will rank prior to the common securities as to payment if there occurs with respect to the junior subordinated debentures an event of default or a default as a result of a failure to pay amounts under the junior subordinated debentures when due as described under “Description of Capital Securities—Subordination of Common Securities” on page 9 of the accompanying prospectus. Please note, however, that the aggregate liquidation amount of the common securities is only $10,000. The trust agreement does not permit Morgan Stanley Trust to issue any securities other than the common securities and the capital securities or to incur any indebtedness.

     Morgan Stanley will register the junior subordinated debentures in the name of Morgan Stanley Capital Trust VII. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the capital securities and the common securities.

Distributions

     Distributions on the capital securities will be fixed at an annual rate of      % of the stated liquidation amount of $25 per capital security, payable quarterly in arrears on January      , April      , July      and October      of each year, beginning January      , 2007. If Morgan Stanley Trust is dissolved and its assets distributed, for each capital security you own, you are entitled to receive the liquidation amount (which may be paid in the form of a distribution of a like amount of junior subordinated debentures) of $25 plus accumulated but unpaid distributions from the assets of Morgan Stanley Trust available for distribution, after it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, liabilities owed to its creditors. See “—Liquidation Distribution upon Dissolution.” Distributions to which holders of the capital securities are entitled and that are past due will accumulate additional distributions at an annual rate of      % of the unpaid distributions, compounded quarterly. The term “distribution” includes any additional distributions payable unless otherwise stated.

     The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in that period. Distributions on the capital securities will accumulate from and including the most recent distribution payment date to which distributions have been paid or duly provided for, or, if no distributions have been paid or duly provided for, from and including October           , 2006 until, but excluding the date the liquidation amount has been paid or duly made available for payment. The amount of distributions payable for any full distribution period will be computed by dividing the rate per annum by four.

     Distributions on the capital securities:

  will be cumulative;

  will accumulate from and including October      , 2006, the date of initial issuance of the capital securities; and

  will be payable quarterly in arrears on January      , April      , July      and October      of each year, beginning January      , 2007 and will be payable to the holder of record, as described below.

     Funds available for distribution will be limited to payments received from Morgan Stanley on the junior subordinated debentures. In particular, if Morgan Stanley defers interest payments on the junior subordinated debentures, Morgan Stanley Trust will defer distributions on the capital securities. These interest payments and, accordingly, distributions on the capital securities, may be deferred for up to 40 consecutive quarters without permitting an acceleration of the junior subordinated debentures.

Payment of Distributions

     Morgan Stanley Trust will pay distributions on the capital securities to DTC, which will credit the relevant accounts at DTC on the applicable payment dates, or if DTC does not then hold the capital securities, Morgan Stanley Trust will make the payments by check mailed to the addresses of the holders as such addresses appear on the books and records of Morgan Stanley Trust on the relevant record dates. However, a holder of $1 million or more in aggregate liquidation amount of capital securities may receive distribution payments, other than distributions payable at maturity, by wire transfer of immediately available funds upon written request to the property trustee, in its capacity as securities registrar under the trust agreement, not later than 15 calendar days prior to the date on which the distribution is payable. The record dates will be the 15th calendar day, whether or not a business day, before the relevant payment date.

     Morgan Stanley Trust will pay distributions through the property trustee. The property trustee will hold amounts received from the junior subordinated debentures in the payment account for the benefit of the holders of the capital securities and the common securities.

     If a distribution is payable on a day that is not a business day, then that distribution will be paid on the next day that is a business day, and without any interest or other payment for any delay, with the same force and effect as if made on the payment date.

     A business day is a day other than (a) a Saturday or Sunday, and (b) a day on which banking institutions in The City of New York, New York are authorized or required by law or executive order to close.

Deferral of Distributions

     As long as there is no event of default under the junior subordinated debentures, Morgan Stanley has the right to defer payments of interest on the junior subordinated debentures at any time and from time to time by extending the interest payment period for a period (an “optional deferral period”) of up to 40 consecutive quarters, but not beyond October      , 2066, the final maturity date of the junior subordinated debentures, or any acceleration of the junior subordinated debentures following an event of default.

     As a consequence, during an optional deferral period, Morgan Stanley Trust will defer payment of the quarterly distributions on the capital securities. The accumulated but unpaid distributions will continue to accumulate additional distributions, as permitted by applicable law at an annual rate of      %, compounded quarterly during the optional deferral period.

     During any optional deferral period, from the earlier of (i) the business day immediately following the first interest payment date on which Morgan Stanley elects to pay current interest and (ii) the business day following the fifth anniversary of the start of the relevant optional deferral period, Morgan Stanley will be required to comply with the alternative payment mechanism described below. See “Description of Junior Subordinated Debentures –Alternative Payment Mechanism” beginning on page S-34.

     While Morgan Stanley defers interest payments on the junior subordinated debentures, it will be restricted, subject to the exceptions listed in “Description of Junior Subordinated Debentures—Restrictions on Certain

Payments During Optional Deferral Periods” beginning on page S-33 below, from (a) declaring or paying any dividends or any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment on, any shares of its capital stock; (b) making any payment of principal of or interest or premium, if any, on or repaying, repurchasing or redeeming debt securities of Morgan Stanley that rank equal or junior to the junior subordinated debentures; or (c) making any guarantee payments on any guarantee of debt securities of any of Morgan Stanley’s subsidiaries if the guarantee ranks equal or junior to the junior subordinated debentures. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period” on page S-32 for more information regarding these restrictions.

     If Morgan Stanley Trust defers making a distribution, the deferred distributions, including accumulated additional distributions, will be paid on the distribution payment date following the last day of the optional deferral period to the holders on the record date for that distribution payment date. Upon termination of an optional deferral period and payment of all amounts due on the capital securities, Morgan Stanley may elect to begin a new optional deferral period, subject to the above conditions.

     Morgan Stanley has no current intention of deferring payments of interest by extending the interest payment period on the junior subordinated debentures.

Redemption

     When Morgan Stanley repays or redeems the junior subordinated debentures, whether at the scheduled redemption date, the final maturity date or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem capital securities and common securities having an aggregate liquidation amount equal to that portion of the principal amount of junior subordinated debentures being repaid or redeemed. The redemption price per security will equal the $25 liquidation amount, plus accumulated but unpaid distributions to but excluding the redemption date. Early redemption of the junior subordinated debentures may require regulatory approval.

     If less than all of the junior subordinated debentures are to be repaid or redeemed, then the aggregate liquidation amount of the capital securities and the common securities to be redeemed will be allocated in proportion to their respective aggregate liquidation amounts, except in the case of an event of default or a default under the junior subordinated debentures as a result of any failure by Morgan Stanley to pay any amounts under the junior subordinated debentures when due. Please note, however, that the aggregate liquidation amount of the common securities is only $10,000. See “Description of Capital Securities—Subordination of Common Securities” on page 9 of the accompanying prospectus.

     Subject to obtaining any then required regulatory approval, Morgan Stanley may redeem the junior subordinated debentures:

  on or after October   , 2011, in whole or in part, on one or more occasions, at any time; and

  before October   , 2011, at any time:

    within 90 days following the occurrence and continuation of a tax event or an investment company event, each as defined below, in whole only, or following the occurrence and continuation of a regulatory event or rating agency event, each as defined below, in whole or in part.

     If then required under the rules and regulations of the SEC, Morgan Stanley will obtain the prior approval of the SEC or any applicable regulatory body or governmental authority before exercising its redemption rights described in this prospectus supplement or the accompanying prospectus.

     A redemption of the junior subordinated debentures will cause a mandatory redemption of the capital securities and the common securities. See “Description of Junior Subordinated Debentures—Optional Early Redemption” beginning on page S-36.

     “Tax event” means the receipt by Morgan Stanley of an opinion of counsel experienced in such matters, who is not an officer or employee of Morgan Stanley or any of its affiliates, to the effect that as a result of:

  any amendment to, or change, including any announced prospective change, in the laws, or any regulations thereunder, of the United States or any political subdivision thereof or taxing authority therein affecting taxation which is effective on or after the date of this prospectus supplement; or

  any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations which is announced on or after the date of this prospectus supplement;

     there is more than an insubstantial risk that:

(1)	Morgan Stanley Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

(2)	interest payable by Morgan Stanley to Morgan Stanley Trust on the junior subordinated debentures is not, or will not be within 90 days of the delivery of the opinion of counsel, deductible by Morgan Stanley, in whole or in part, for United States federal income tax purposes; or

(3)	Morgan Stanley Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of taxes, duties or other governmental charges.

     If a tax event has occurred and is continuing and Morgan Stanley Trust is the holder of all the junior subordinated debentures, Morgan Stanley will pay any additional sums required so that distributions on the capital securities will not be reduced by any additional taxes, duties or other governmental charges payable by Morgan Stanley Trust as a result of the tax event. See “Description of Junior Subordinated Debentures—Additional Sums” on page S-33.

     “Investment company event” means the receipt by Morgan Stanley of an opinion of counsel experienced in such matters, who is not an officer or employee of Morgan Stanley or any of its affiliates, to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Morgan Stanley Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of this prospectus supplement.

     “Regulatory event” means the determination by Morgan Stanley, based on the opinion of counsel experienced in such matters, who may be an employee of Morgan Stanley or any of its affiliates, that as a result of:

  any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment, clarification, change, pronouncement or decision is effective or announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that the capital securities will no longer constitute tier 1 capital of Morgan Stanley or any holding company of which Morgan Stanley is a subsidiary for the purposes of the capital adequacy guidelines or policies of the SEC or any applicable regulatory body or governmental authority.

     “Rating agency event” means the determination by Morgan Stanley of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that currently publishes a rating for Morgan Stanley (a “rating agency”) in the equity credit criteria for securities such as the capital securities or the underlying junior subordinated debentures resulting in a lower equity credit to Morgan Stanley than the equity credit assigned by such rating agency to the capital securities or the junior subordinated debentures on the date of this prospectus supplement.

Redemption Procedures

     Morgan Stanley Trust may redeem capital securities only in an amount equal to the funds it has on hand and legally available to pay the redemption price.

     The property trustee will mail written notice of the redemption of the capital securities to the registered holders at least 15 but not more than 30 days before the date fixed for redemption. If Morgan Stanley Trust gives a notice of redemption, then, by 12:00 noon, New York City time, on the date of redemption, if the funds are available for payment, the property trustee will, for capital securities held in book-entry form:

  irrevocably deposit with DTC funds sufficient to pay the applicable redemption price; and

  give DTC irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

     With respect to capital securities not held in book-entry form, if funds are available for payment, the property trustee will:

  irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price; and

  give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of capital securities upon surrender of their certificates evidencing the capital securities.

     Notwithstanding the above, distributions payable on or prior to the date of redemption for any capital securities called for redemption will be payable to the holders of the capital securities on the relevant record dates.

     Once notice of redemption is given and funds are deposited, then all rights of the holders of the capital securities called for redemption will terminate, except the right to receive the redemption price, but without any interest or other payment for any delay in receiving it. If notice of redemption is given and funds deposited as required, the capital securities then will cease to be outstanding.

     If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay.

     If payment of the redemption price for the capital securities called for redemption is improperly withheld or refused and not paid either by Morgan Stanley Trust or by Morgan Stanley under the guarantee, then distributions on those capital securities will continue to accumulate at the then applicable rate, from and including the date of redemption to but excluding the date of actual payment. In this case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to the above and applicable law, including United States federal securities laws, Morgan Stanley or its affiliates may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement, and may resell capital securities.

     If less than all the capital securities and common securities are redeemed, then the aggregate liquidation amount of the capital securities and the common securities to be redeemed normally will be allocated in proportion to their respective aggregate liquidation amounts. However, if there has occurred with respect to the junior subordinated debentures an event of default or a default as a result of any failure by Morgan Stanley to pay any amounts under the junior subordinated debentures when due, holders of the capital securities will be paid in full before any payments are made to holders of the common securities. See “Description of Capital Securities—Subordination of Common Securities” on page 9 of the accompanying prospectus for a more complete discussion. Please note, however, that the aggregate liquidation amount of the common securities is only $10,000. The property trustee will select the particular capital securities to be redeemed on the pro rata basis described above not more than 30 days prior to the date of redemption by any method the property trustee deems fair and appropriate or, if the capital securities are then held in book-entry form, in accordance with DTC’s customary procedures.

Liquidation Distribution upon Dissolution

     The amount payable on the capital securities in the event of any liquidation of Morgan Stanley Trust is the liquidation amount of $25 per capital security plus accumulated but unpaid distributions, subject to certain exceptions, which may be paid in the form of a distribution of junior subordinated debentures.

     Morgan Stanley may at any time dissolve Morgan Stanley Trust, subject to obtaining any then required regulatory approval. If Morgan Stanley Trust dissolves and it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, the liabilities owed to its creditors, the junior subordinated debentures may be distributed to the holders of the capital securities and common securities.

     The trust agreement states that Morgan Stanley Trust will dissolve automatically on October   , 2066, or earlier upon:

(1)	the bankruptcy, dissolution or liquidation of Morgan Stanley;

(2)	written direction by Morgan Stanley to the property trustee to dissolve Morgan Stanley Trust and distribute junior subordinated debentures to the holders of the capital securities, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of Morgan Stanley;

(3)	the redemption of all the capital securities in connection with the redemption of all the junior subordinated debentures or the maturity of the junior subordinated debentures; or

(4)	the entry of an order for the dissolution of Morgan Stanley Trust by a court of competent jurisdiction.

     If Morgan Stanley Trust dissolves as described in clauses (1), (2) or (4) above, after Morgan Stanley Trust pays all amounts owed to creditors, holders of the capital securities and the common securities will be entitled to receive:

  junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities and the common securities of the holders; or, if this is not practical,

  a cash amount equal to, in the case of holders of capital securities, the aggregate liquidation amount plus accumulated but unpaid distributions to but excluding the date of payment.

     If Morgan Stanley Trust cannot pay the full amount due on the capital securities and the common securities because it has insufficient assets for payment, then the amounts Morgan Stanley Trust owes on the capital securities will be proportionately allocated. The holders of the common securities will be entitled to receive distributions upon any liquidation on a pro rata basis with the holders of the capital securities, except that if there occurs with respect to the junior subordinated debentures an event of default or a default as a result of a failure by Morgan Stanley to pay any amounts in respect of the junior subordinated debentures when due, Morgan Stanley Trust will pay the total amounts due on the capital securities before making any distribution on the common securities. See “Description of Capital Securities—Subordination of Common Securities” on page 9 of the accompanying prospectus.

     After the liquidation date is fixed for any distribution of junior subordinated debentures, upon dissolution of Morgan Stanley Trust:

  the capital securities and the common securities will no longer be deemed to be outstanding;

  DTC or its nominee, as the registered holder of capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon distribution with respect to capital securities held by DTC or its nominee; and

  any certificates representing capital securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having an aggregate principal amount equal to the liquidation amount of the capital securities, and bearing accrued but unpaid interest equal to accumulated but unpaid distributions on the capital securities, until the holder of those certificates presents them to the securities registrar for the capital securities for transfer or reissuance.

Capital Securities Events of Default

     See “Description of Capital Securities—Capital Securities Events of Default; Notice” beginning on page 10 of the accompanying prospectus for a description of events that constitute an event of default under the trust agreement.

     An event of default under the junior subordinated indenture entitles the property trustee, as sole holder of the junior subordinated debentures, and the holders of the capital securities to declare the junior subordinated debentures due and payable under the junior subordinated indenture. The only events of default under the junior subordinated indenture are (i) Morgan Stanley’s failure to pay deferred interest, including accrued interest on the deferred payments, no later than 30 days after the conclusion of 40 quarters following the first day of any deferral period and (ii) the occurrence of certain events of bankruptcy, insolvency and reorganization involving Morgan Stanley. For a more complete description of remedies available upon the occurrence of an event of default with respect to the junior subordinated debentures, see “Description of the Junior Subordinated Debentures—Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley” beginning on page S-45, as well as “Description of the Junior Subordinated Debentures—Events of Default and Defaults” on page 19 of the accompanying prospectus.

Voting Rights

     Except as described under “Description of the Guarantees—Amendments and Assignments” and “Description of the Junior Subordinated Debentures—Modification of Indentures” on pages 28 and 23, respectively, of the accompanying prospectus, or as otherwise required by law or the trust agreement, as an owner of capital securities, you will be entitled to vote only on the following matters:

  removal of the property trustee or the Delaware trustee:

    when there is a default under the junior subordinated debentures;

    when holders of a majority in liquidation value of the outstanding capital securities decide to remove either of the trustees for cause.

  certain modifications to the terms of the capital securities and the guarantee that would adversely affect the rights of the holders of the capital securities; and

  the exercise of Morgan Stanley Trust’s rights as holder of the junior subordinated debentures.

The Capital Securities Will Initially Be Issued in Book-Entry Form and Held Through DTC

     DTC will act as securities depositary for the capital securities. Morgan Stanley Trust will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of capital securities. Morgan Stanley Trust will deposit these certificates with DTC or a custodian appointed by DTC. Morgan Stanley Trust will not issue certificates to you for the capital securities that you purchase, unless DTC’s services are discontinued as described below.

     Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Each person owning a beneficial interest in the capital securities must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the capital securities.

     DTC has provided Morgan Stanley Trust and Morgan Stanley with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

     When you purchase capital securities within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the capital securities on DTC’s records. You, as the actual owner of the capital securities, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts capital securities are credited.

     You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the capital securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping accurate account of the holdings of their customers like you.

     Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

     The laws of some states may require that specified purchasers of securities take physical delivery of the capital securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the capital securities.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Morgan Stanley Trust and Morgan Stanley understand that, under DTC’s existing practices, in the event that Morgan Stanley Trust or Morgan Stanley requests any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the trust agreement or the junior subordinated debentures, DTC would authorize the Direct Participants holding the relevant beneficial interests to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The property trustee, on behalf of Morgan Stanley Trust, will send redemption notices to Cede & Co. If less than all of the capital securities are being redeemed, DTC will reduce each Direct Participant’s holdings of capital securities in accordance with its procedures.

     In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to capital securities. Under its usual procedures, DTC would mail an omnibus proxy to Morgan Stanley Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the capital securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

     The property trustee, on behalf of Morgan Stanley Trust, will make distributions on the capital securities directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

     Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, Morgan Stanley, Morgan Stanley Trust, the trustees, the paying agent or any other agent of Morgan Stanley or Morgan Stanley Trust.

     DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to Morgan Stanley Trust. Additionally, Morgan Stanley may decide to discontinue the book-entry only system of transfers with respect to the capital securities. In that event, Morgan Stanley Trust will print and deliver certificates in fully registered form for the capital securities. If DTC notifies Morgan Stanley Trust that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Morgan Stanley Trust within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, Morgan Stanley Trust will issue the capital securities in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Morgan Stanley Trust and Morgan Stanley obtained the information in this section concerning DTC and DTC’s book-entry system from sources that Morgan Stanley Trust and Morgan Stanley believe to be reliable, but take no responsibility for the accuracy of the information. DTC may change or discontinue the foregoing procedures at any time.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The following, together with the description applicable to junior subordinated debentures under “Description of Junior Subordinated Debentures” beginning on page 16 of the accompanying prospectus, unless modified herein, describes material terms of the junior subordinated debentures. You should also read the Junior Subordinated Indenture, dated as of October      , 2006, between Morgan Stanley and The Bank of New York, as indenture trustee (the “junior subordinated indenture”), and the Trust Indenture Act. A form of the junior subordinated indenture (designated as “Series X Junior Subordinated Indenture”) is on file at the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the accompanying prospectus.

     Under circumstances involving the dissolution of Morgan Stanley Trust, Morgan Stanley Trust may distribute the junior subordinated debentures to the holders of the capital securities and the common securities in liquidation of Morgan Stanley Trust. See “Description of Capital Securities—Liquidation Distribution upon Dissolution” beginning on page S-26. If the junior subordinated debentures are distributed to the holders of capital securities, Morgan Stanley will use its reasonable best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or with another organization on which the capital securities are then listed.

General

     The junior subordinated debentures are unsecured, subordinated obligations of Morgan Stanley. The junior subordinated debentures to be acquired by Morgan Stanley Trust will be limited in aggregate principal amount to $          , or $          aggregate principal amount if the underwriters purchase all the additional capital securities they are entitled to purchase pursuant to their over-allotment option. The amount will be limited to the sum of:

  the aggregate stated liquidation amount of the capital securities issued by Morgan Stanley Trust; and

  the amount of capital contributed by Morgan Stanley to Morgan Stanley Trust in exchange for the common securities.

     The junior subordinated debentures and the guarantee will be unsecured and will rank subordinate and junior in right of payment to all of Morgan Stanley’s current and future senior indebtedness (as defined below). The junior subordinated debentures will be effectively subordinated to all indebtedness and other liabilities of Morgan Stanley’s subsidiaries. The junior subordinated debentures and related guarantee will rank junior to the junior subordinated debt of Morgan Stanley underlying the existing capital securities of Morgan Stanley Capital Trust II, Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV, Morgan Stanley Capital Trust V and Morgan Stanley Capital Trust VI (collectively, the “Existing Morgan Stanley Trusts”) and guarantees by Morgan Stanley of the capital securities issued by the Existing Morgan Stanley Trusts, respectively. The junior subordinated debentures and the guarantee may rank junior to, senior to or pari passu with junior subordinated debentures and guarantees underlying capital securities to be issued in the future by trusts similar to the Morgan Stanley Trust or other junior subordinated securities to be issued in the future by Morgan Stanley. For information on the subordination of the junior subordinated debentures, see “— Subordination” on page S-31 and “Description of Junior Subordinated Debentures” beginning on page 16 of the accompanying prospectus.

     The entire principal amount of the junior subordinated debentures will mature and become due and payable, with any accrued and unpaid interest thereon, on October      , 2066 (the “final maturity date”). However, Morgan Stanley has agreed to redeem the junior subordinated debentures on January 1, 2046 (the “scheduled redemption date”) subject to certain conditions described in “Repayment of Principal” and “Description of Replacement Capital Covenant” below.

     The provisions of the junior subordinated indenture described in the accompanying prospectus relating to discharge, defeasance and covenant defeasance will not apply to the junior subordinated debentures. See “Description of Junior Subordinated Debentures—Discharge, Defeasance and Covenant Defeasance” beginning on page 22 of the accompanying prospectus.

Interest

     The junior subordinated debentures will bear interest at an annual rate of           %. Interest on the junior subordinated debentures will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including October      , 2006 until, but excluding, the date the principal has been paid or duly made available for payment. Interest is payable quarterly in arrears on January      , April      , July      and October      of each year, beginning January      , 2007.

     Interest payments not paid on the applicable interest payment date will bear additional interest, as permitted by applicable law, at the rate per annum of           %, compounded quarterly. Morgan Stanley will pay interest on the junior subordinated debentures to holders as they appear on the books and records of the property trustee on the relevant record date. The record date will be 15 calendar days, whether or not a business day, before the relevant payment date.

     The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360 day year of twelve 30 day months and the actual days elapsed in a partial month in that period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four.

     If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the date that payment was originally payable. The term “interest” as used in this prospectus supplement and the accompanying prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date, compounded interest and additional sums, as applicable.

     The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the capital securities. See “Description of Capital Securities—Distributions” beginning on page S-21.

Subordination

     Holders of the junior subordinated debentures should recognize that contractual provisions in the junior subordinated indenture may prohibit Morgan Stanley from making payments on these securities. The junior subordinated debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated indenture and the junior subordinated debentures, to all of Morgan Stanley’s senior indebtedness and certain junior indebtedness.

     For purposes of the junior subordinated debentures, “senior indebtedness” includes (i) obligations of, or guaranteed or assumed by, Morgan Stanley for borrowed money or evidenced by bonds, debentures, notes or similar instruments, including obligations with respect to securities issued under Morgan Stanley’s senior indentures or senior subordinated indentures, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations, (ii) capitalized lease obligations of Morgan Stanley, (iii) obligations of Morgan Stanley issued or assumed as the deferred purchase price of property, (iv) obligations, contingent or otherwise, of Morgan Stanley in respect of any letters of credit, bankers acceptance, security purchase facilities or similar credit transactions, (v) obligations of Morgan Stanley in respect of interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements, (vi) the junior subordinated debt of Morgan Stanley underlying the existing capital securities of the Existing Morgan Stanley Trusts and guarantees by Morgan Stanley of the capital securities issued by the Existing Morgan Stanley Trusts, respectively and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons which Morgan Stanley has guaranteed or is responsible or liable for as obligor or otherwise. The junior subordinated debentures may rank junior to, senior to or pari passu with junior subordinated debentures and guarantees underlying capital securities to be issued in the future by trusts similar to the Morgan Stanley Trust or other junior subordinated securities to be issued in the future by Morgan Stanley.

Option to Extend Interest Payment Period

     As long as no event of default has occurred under the junior subordinated indenture, Morgan Stanley has the right, at any time and from time to time, to defer payments of interest for a period (an “optional deferral period”) of up to 40 consecutive quarters without giving right to an event of default and without permitting acceleration under the terms of the capital securities or the junior subordinated debentures. Morgan Stanley’s right to defer interest payments will end on the earlier of the final maturity date of the junior subordinated debentures or the acceleration of the junior subordinated debentures following an event of default. During an optional deferral period, interest will continue to accrue and holders of junior subordinated debentures, or holders of capital securities while outstanding, will be required to accrue interest income as original issue discount for United States federal income tax purposes. See “United States Federal Income Tax Consequences” beginning on page S-51 for further information on United States federal income tax consequences. On the interest payment date following the last day of any optional deferral period, Morgan Stanley will pay all interest then accrued and unpaid, together with additional interest on the accrued and unpaid interest as permitted by law (“compounded interest”) compounded quarterly, at the annual rate of           %, plus any additional sums, as described below.

     During an optional deferral period, Morgan Stanley is subject to restrictions described below under “Restrictions on Certain Payments During Optional Deferral Periods” and from the earlier of (i) the business day immediately following the first interest payment date on which Morgan Stanley elects to pay current interest and (ii) the business day following the fifth anniversary of the start of the relevant optional deferral period, Morgan Stanley will be required to comply with the alternative payment mechanism described below under “— Alternative Payment Mechanism.”

     Before termination of any optional deferral period, Morgan Stanley may further defer the payments of interest. However, no optional deferral period, including all previous and further deferrals, may exceed 40 consecutive quarters or extend beyond the final maturity date of the junior subordinated debentures. If any junior subordinated debentures are called for redemption before the end of an optional deferral period, the optional deferral period will end on that redemption date or an earlier date as determined by Morgan Stanley, subject to Morgan Stanley’s compliance with the alternative payment mechanism.

     After the termination of any optional deferral period and the payment of all amounts due, Morgan Stanley may begin a new optional deferral period, subject to the same limitations as described above. There is no limitation on the number of times Morgan Stanley may elect to begin an optional deferral period.

     If an event of bankruptcy, insolvency or reorganization involving Morgan Stanley resulting in acceleration of the junior subordinated debentures occurs prior to the end of an optional deferral period, Morgan Stanley’s obligation to pay deferred interest may be cancelled in part as described in “—Limitation on Claims in the Event of Morgan Stanley’s Bankruptcy, Insolvency or Reorganization” below.

     If the property trustee is the sole holder of the junior subordinated debentures, Morgan Stanley will give the property trustee and the Delaware trustee written notice of its selection of an optional deferral period no more than 15 business days before the next succeeding date on which the distributions on the capital securities are payable. The property trustee will give notice of Morgan Stanley’s selection of an optional deferral period to the holders of the capital securities.

     If the property trustee is not the sole holder, or is not itself the holder, of the junior subordinated debentures, Morgan Stanley will give the holders of the junior subordinated debentures and the property trustee written notice of its selection of an optional deferral period at least 10 business days before the earlier of:

  the next interest payment date; and

  the date Morgan Stanley is required to give notice to holders of the junior subordinated debentures of the record or payment date for the related interest payment.

     Morgan Stanley has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

Limitation on Claims in the Event of Morgan Stanley’s Bankruptcy, Insolvency or Reorganization

     The junior subordinated indenture provides that a holder of junior subordinated debentures, by that holder’s acceptance of the junior subordinated debentures, agrees that in certain events of Morgan Stanley’s bankruptcy, insolvency or reorganization prior to the redemption or repayment of its junior subordinated debentures, that holder of junior subordinated debentures will only have a claim for, or right to receive, distributions with respect to deferred interest, including accrued interest on the deferred payments, to the extent such interest (including accrued interest on the deferred payments) relates to the first two years of the optional deferral period.

Additional Sums

     If, at any time while the property trustee is the holder of the junior subordinated debentures, Morgan Stanley Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, Morgan Stanley will pay as additional interest on the junior subordinated debentures any additional amounts (“additional sums”) that are required so that the distributions paid by Morgan Stanley Trust will not be reduced as a result of any of those taxes, duties or governmental charges.

Restrictions on Certain Payments During Optional Deferral Periods

     Morgan Stanley will not:

  declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment on, any shares of its capital stock;

  make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem debt securities of Morgan Stanley that rank equal or junior to the junior subordinated debentures; or

  make any guarantee payments on any guarantee of debt securities of any of Morgan Stanley’s subsidiaries if the guarantee ranks equal or junior to the junior subordinated debentures,

if at such time Morgan Stanley has given notice of its election of an optional deferral period and has not rescinded this notice, or the optional deferral period, or any extension thereof, is continuing.

     The restrictions listed above do not apply to:

  repurchases, redemptions or other acquisitions of shares of capital stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or stockholder stock purchase plan, or (3) the issuance of capital stock of Morgan Stanley, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the optional deferral period;

  an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s capital stock, or any capital stock of a subsidiary of Morgan Stanley, for any class or series of Morgan Stanley’s capital stock ,or of any class or series of Morgan Stanley’s indebtedness for any class or series of Morgan Stanley’s capital stock;

  the purchase of fractional interests in shares of Morgan Stanley’s capital stock under the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

  any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock;

  payments by Morgan Stanley under the guarantee of the capital securities; or

  the ability of Morgan Stanley & Co. Incorporated, or any of Morgan Stanley’s other affiliates, to engage in any market-making transactions in Morgan Stanley’s capital stock in the ordinary course of business.

     In addition, as long as Morgan Stanley Trust holds any of the junior subordinated debentures, Morgan Stanley agrees:

  to continue to hold, directly or indirectly, 100% of the common securities of Morgan Stanley Trust, provided that certain successors that are permitted under the junior subordinated indenture may succeed to Morgan Stanley’s ownership of the common securities;

  as holder of the common securities, not to voluntarily dissolve, windup or liquidate Morgan Stanley Trust, other than (1) as part of the distribution of the junior subordinated debentures to the holders of the capital securities in accordance with the terms of the capital securities or (2) as part of a merger, consolidation or amalgamation which is permitted under the trust agreement; and

  to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause Morgan Stanley Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Alternative Payment Mechanism

     Subject to certain conditions described immediately below and the exclusion described in “Market Disruption Events” below, if Morgan Stanley defers interest on the junior subordinated debentures, Morgan Stanley will be required, not later than (i) the business day immediately following the first interest payment date during an optional deferral period on which it elects to pay current interest, or (ii) if earlier, not later than the business day following the fifth anniversary of an optional deferral period, to use its commercially reasonable efforts to begin selling to persons that are not Morgan Stanley affiliates “qualifying securities” (as defined below). Morgan Stanley will be required, with respect to any subsequent interest payment date during an optional deferral period until the deferred interest has been paid in full, to use its commercially reasonable efforts to sell qualifying securities until it has raised an amount of net proceeds that, together with the net proceeds of any sales of qualifying securities within the 180 days preceding such interest payment date, is sufficient to pay the deferred interest (including interest on the deferred payments) on such interest payment date, provided that, if, due to a market disruption event or otherwise, Morgan Stanley is able to raise some, but not all, net proceeds from the sale of qualifying securities necessary to pay all deferred interest (including interest on the deferred payments) on any interest payment date, Morgan Stanley will apply any such available net proceeds on such interest payment date to pay accrued and unpaid instalments of interest in chronological order. Morgan Stanley will not pay deferred interest (including interest on the deferred payments) on the junior subordinated debentures from any source other than the net proceeds from the sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. In addition, such applicable regulatory authority may prevent Morgan Stanley from selling qualifying securities or may prevent Morgan Stanley from using the proceeds of any sales of qualifying securities to pay any deferred interest. We refer to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

     “Qualifying securities” means

  “qualifying warrants,” which are net share settled warrants to purchase Morgan Stanley’s common stock that have an exercise price greater than the current stock market price of Morgan Stanley’s common stock as of their date of issuance, that Morgan Stanley is not entitled to redeem for cash and that the holders of such warrants are not entitled to require Morgan Stanley to repurchase for cash in any circumstance; and

  “perpetual non-cumulative preferred stock,” which means non-cumulative perpetual preferred stock that is either non-callable or callable with a legally binding replacement covenant or callable with a replacement capital intention and a mandatory trigger provision (as such terms are defined below under “—Replacement Securities”).

     Although Morgan Stanley’s failure to comply with its obligations with respect to the alternative payment mechanism would be a breach of Morgan Stanley’s obligations under the junior subordinated indenture, it would not constitute an event of default thereunder or give rise to a right to accelerate the maturity of the junior subordinated debentures or similar remedy under the terms thereof. The remedies of holders of the junior subordinated debentures and the capital securities will be limited in such circumstances as described under “Description of the Junior Subordinated Debentures—Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley” below.

     Morgan Stanley intends to issue qualifying warrants with exercise prices at least 10% above the current stock market price of Morgan Stanley common stock on the date of issuance and with other commercially reasonable terms. The “current stock market price” of Morgan Stanley common stock on any date will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if Morgan Stanley common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which Morgan Stanley common stock is traded or quoted. If Morgan Stanley common stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “current stock market price” will be the last quoted bid price for Morgan Stanley common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If Morgan Stanley common stock is not so quoted, the “current stock market price” will be the average of the mid-point of the last bid and ask prices for Morgan Stanley common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Morgan Stanley for this purpose.

     Under the alternative payment mechanism, Morgan Stanley is not required to issue qualifying warrants prior to the fifth anniversary of the commencement of any optional deferral period pursuant to the alternative payment mechanism to the extent that the number of shares of Morgan Stanley common stock underlying any issuance of qualifying warrants applied to pay such interest, together with the number of shares underlying all prior issuances of qualifying warrants during such optional deferral period so applied, would exceed 2% of the total number of issued and outstanding shares of Morgan Stanley’s common stock as of the date of Morgan Stanley’s then most recent publicly available consolidated financial statements (the “warrant issuance cap”). In addition, Morgan Stanley may not issue perpetual non-cumulative preferred stock if the net proceeds of any issuance of perpetual non-cumulative preferred stock applied to pay interest, together with the net proceeds of all prior issuances of perpetual non-cumulative preferred stock so applied, would exceed 25% of the aggregate liquidation amount of the issuance of the capital securities offered hereby (the “preferred stock issuance cap”).

     Once Morgan Stanley reaches the warrant issuance cap for any optional deferral period, Morgan Stanley will not be required to issue more qualifying warrants prior to the fifth anniversary of the commencement of such optional deferral period even if the number of underlying shares referred to in clause (i) subsequently increases because of a subsequent increase in the number of outstanding shares of Morgan Stanley’s common stock. The warrant issuance cap will cease to apply following the fifth anniversary of the commencement of any optional deferral period, at which point Morgan Stanley must pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the preferred stock issuance cap, the share cap (defined below) and any market disruption event. For the avoidance of doubt, if the warrant issuance cap has been reached during an optional deferral period and Morgan Stanley subsequently pays all deferred payments (including accrued interest thereon), the warrant issuance cap will cease to apply, and will only apply again once Morgan Stanley starts a new optional deferral period. The preferred stock issuance cap will apply so long as the junior subordinated debentures remain outstanding.

     Morgan Stanley is not required to issue qualifying warrants pursuant to the alternative payment mechanism to the extent that the total number of shares of Morgan Stanley’s common stock underlying such qualifying warrants, together with all prior issuances of qualifying warrants, exceeds 40 million shares (subject to customary anti-dilution adjustments) (the “share cap”). Morgan Stanley must use commercially reasonable efforts to increase the share cap from time to time to a number of shares that would allow Morgan Stanley to satisfy its obligations with respect to the alternative payment mechanism.

     If, due to a market disruption event, the warrant issuance cap, preferred stock issuance cap, share cap or otherwise, Morgan Stanley was able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, Morgan Stanley will apply any available eligible proceeds to pay accrued and unpaid instalments of interest on the applicable interest payment date in chronological order and each holder of capital securities will be entitled to receive its pro rata share of any amounts received on the junior subordinated debentures. If Morgan Stanley has outstanding securities in addition to, and that rank pari passu with, the junior subordinated debentures under which Morgan Stanley is obligated to sell qualifying securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by Morgan Stanley from those sales and available for payment of the deferred interest and distributions will be applied to the junior subordinated debentures and those other securities on a pro rata basis in proportion to the total amounts that are due on the junior subordinated debentures and such securities, or on such other basis as any regulator applicable to Morgan Stanley may approve.

     Morgan Stanley will not be required to sell qualifying securities in accordance with the alternative payment mechanism during any quarterly period preceding any interest payment date to the extent it provides written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of capital securities) no more than 30 and no less than 15 days in advance of such interest payment date certifying that:

  a market disruption event was existing after the immediately preceding interest payment date; and

  either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but Morgan Stanley was unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

     “Commercially reasonable efforts” to sell securities in accordance with the alternative payment mechanism means commercially reasonable efforts by Morgan Stanley to complete the offer and sale of qualifying securities to third parties that are not subsidiaries of Morgan Stanley in public offerings or private placements. Morgan Stanley will not be excused from its obligations under the alternative payment mechanism if it determines not to pursue or complete the sale of qualifying warrants or perpetual non-cumulative preferred stock due to pricing, dividend rate or dilution considerations.

     If Morgan Stanley is involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the alternative payment mechanism will not apply to any interest that is deferred and unpaid as of the date of consummation of the business combination.

Optional Early Redemption

     Subject to obtaining any then required regulatory approval, Morgan Stanley may redeem the junior subordinated debentures on or after October      , 2011, in whole or in part, on one or more occasions, at any time.

     Subject to obtaining any then required regulatory approval, Morgan Stanley may only redeem the junior subordinated debentures before October      , 2011 as follows:

  within 90 days following the occurrence and continuance of (the “90-day period”) a tax event or investment company event, in whole only;

  following the occurrence and continuance of a regulatory event or rating agency event, in whole or in part;

     each as described under “Description of Capital Securities—Redemption” beginning on page S-23.

     In each case, the junior subordinated debentures will be redeemed at 100% of their principal amount, plus any accrued and unpaid interest, including any compounded interest and any additional sums, if any, to the date of redemption.

     Morgan Stanley’s right to redeem the junior subordinated debentures due to a tax event or investment company event is subject to the condition that, if Morgan Stanley or Morgan Stanley Trust has the opportunity to eliminate, within the 90-day period, the tax event or investment company event by taking some ministerial action that will have no adverse effect on Morgan Stanley, Morgan Stanley Trust or the holders of the capital securities and the common securities and will involve no material cost, Morgan Stanley will pursue such measures in lieu of redemption. Morgan Stanley cannot redeem the junior subordinated debentures while either it or Morgan Stanley Trust is pursuing any ministerial action under the trust agreement as described above. For the avoidance of doubt, the 90-day period will not run during the undertaking of any such ministerial action by Morgan Stanley.

Replacement Capital Intention

     Morgan Stanley intends that, to the extent that the capital securities provide Morgan Stanley with equity credit at the time of any early redemption prior to the scheduled redemption date, Morgan Stanley will repay the principal amount of the junior subordinated debentures upon such redemption with amounts that include net proceeds received by Morgan Stanley from the sale or issuance, during the 180-day period prior to the notice date for such redemption by Morgan Stanley or subsidiaries of Morgan Stanley to third-party purchasers, other than a subsidiary of Morgan Stanley, of securities for which Morgan Stanley will receive equity credit, at the time of sale or issuance, that is, in the aggregate, equal to or greater than the equity credit attributed to the capital securities at the time of such early redemption. The determination of the equity credit of the capital securities may result in the issuance of an amount of new securities that may be less than the principal amount of the capital securities, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the capital securities and the new securities.

Repayment of Principal; Replacement Capital Obligation

     The junior subordinated debentures mature on the final maturity date. However, Morgan Stanley has agreed to redeem the junior subordinated debentures on the scheduled redemption date, but only out of net proceeds raised from the sale to third party purchasers of one or more issuances of “replacement securities,” as defined in “Replacement Securities” below, in the amounts specified under such caption, which we refer to as the “replacement capital obligation.” If the scheduled redemption date falls on a day that is not a business day, the scheduled redemption date will be the following business day.

     Morgan Stanley’s obligation to repay the junior subordinated debentures on the scheduled redemption date is limited. Morgan Stanley has agreed to use its commercially reasonable efforts (as defined below) (except as described below) to raise sufficient net proceeds from the sale of replacement securities to repay the junior subordinated debentures on the scheduled redemption date only to the extent that it has raised sufficient net proceeds within the 180-day period prior to the notice date not more than 30 and not less than 15 days prior to the scheduled redemption date, subject to the occurrence of a market disruption event. If Morgan Stanley has not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the junior subordinated debentures on the scheduled redemption date, it will apply any available proceeds so raised first to pay accrued and unpaid instalments of interest in chronological order and second to repay all principal outstanding on the junior subordinated debentures. Each holder of capital securities will be entitled to receive its pro rata share of any amounts received on the junior subordinated debentures. Morgan Stanley will agree to continue using its commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment of the balance of the amount due on the junior subordinated debentures as soon as commercially practicable and will use any proceeds raised on each interest payment date following the scheduled redemption date to reduce the balance outstanding on such interest payment date until the junior subordinated debentures are paid in full. Morgan Stanley may not otherwise redeem the junior subordinated debentures on or after the scheduled redemption date. The replacement capital obligation will continue to apply until (i) Morgan Stanley has raised sufficient net proceeds to permit repayment in full in accordance with the replacement capital obligation, (ii) the junior subordinated debentures are otherwise paid in full on the final maturity date or (iii) upon an event of default resulting in acceleration. Except under the circumstances described below, Morgan Stanley’s failure to use its commercially reasonable efforts to raise sufficient proceeds would be a breach of covenant under the junior subordinated indenture. However, in no event will such failure be an event of default thereunder.

     Morgan Stanley generally has the right to modify or terminate the replacement capital obligation only with the consent of the holders of a majority by liquidation amount of the capital securities or, if the junior subordinated debentures have been distributed by the property trustee, the holders of a majority by principal amount of the junior subordinated debentures. Morgan Stanley has the right, however, to amend the replacement capital obligation at any time, without the consent of such holders (i) where such amendment is not adverse to such holders and an officer of Morgan Stanley has delivered to such holders a written certification stating that, in his or her determination, such amendment is not adverse to such holders and (ii) to impose additional restrictions on the types of securities qualifying as replacement securities. For example, Morgan Stanley may eliminate common stock, mandatorily convertible preferred stock and debt exchangeable for equity (but only to the extent exchangeable for common stock) as a replacement security if Morgan Stanley has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in Morgan Stanley’s earnings per share as calculated for financial reporting purposes. Any such modification may further restrict Morgan Stanley’s ability to repay or redeem the junior subordinated debentures.

     Any principal amount of the junior subordinated debentures remaining outstanding, together with accrued and unpaid interest, will be due and payable on October    , 2066 (or if this day is not a business day, the following business day), which is the final maturity date for the junior subordinated debentures, regardless of the amount of replacement securities Morgan Stanley has issued and sold by that time.

     “Commercially reasonable efforts” to sell securities in accordance with the replacement capital obligation means commercially reasonable efforts by Morgan Stanley to complete the offer and sale of replacement securities to third parties that are not subsidiaries of Morgan Stanley in public offerings or private placements. Morgan Stanley will not be considered to have made commercially reasonable efforts to effect a sale of replacement securities if it determines to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

     Morgan Stanley will not be required to redeem the junior subordinated debentures on the scheduled redemption date or any interest payment date following the scheduled redemption date, as the case may be (each a “required repayment date”), to the extent it provides written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of capital securities) no more than 30 and no less than 15 days in advance of such required repayment date certifying that:

  a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment after the scheduled redemption date, the 90-day period preceding the date of the certificate; and

  either (a) the market disruption event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but Morgan Stanley was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the junior subordinated debentures in full.

     Net proceeds that Morgan Stanley is permitted to apply to repayment of the junior subordinated debentures on and after the scheduled redemption date will be applied, first, to pay deferred interest to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that Morgan Stanley is not paying from other sources and, third, to repay the principal of junior subordinated debentures, subject to a minimum principal amount of $5 million to be repaid on any required repayment date; provided that if Morgan Stanley is obligated to sell replacement securities in accordance with the replacement capital obligation and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the junior subordinated debentures, then on any date and for any period the amount of net proceeds received by Morgan Stanley from those sales and available for such payments will be applied to the junior subordinated debentures and those other securities having the same scheduled repayment date or scheduled redemption date as the junior subordinated debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds will be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the junior subordinated debentures has been paid in full.

Replacement Securities

     As used herein, “replacement securities” means securities that in the determination of Morgan Stanley’s Board of Directors reasonably construing the definitions and other terms of the replacement capital obligation or replacement capital covenant (as described below), as the case may be, meet one of the following criteria:

  common stock (valued at 400% of its net proceeds);

  debt exchangeable for equity;

  qualifying non-cumulative preferred stock;

  non-cumulative preferred stock having either:

    (A) no maturity or a maturity of at least 60 years and (B) a replacement capital intention; or

    (A) maturity of at least 40 years, (B) either (1) a legally binding replacement covenant or (2) to the extent approved by any then applicable regulator, a mandatory trigger provision, (C) an optional deferral provision and (D) a replacement capital intention;

  cumulative preferred stock with:

    (A) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (B) no maturity or a maturity of at least 60 years and (C) a legally binding replacement covenant; or

    a requirement that such securities convert into common stock of the issuer within three years from the date of issuance at a conversion ratio within a range established at the time of issuance of such securities; or

    having either (A) (1) a maturity, if any, of at least 60 years and (2) a replacement capital intention or (B) a maturity of at least 40 years and a legally binding replacement covenant; and

  Other securities that rank upon Morgan Stanley’s liquidation, dissolution or winding-up either (i) pari passu with or junior to the junior subordinated debentures or (ii) pari passu with the claims of Morgan Stanley’s trade creditors and junior to all of the Morgan Stanley’s long-term indebtedness for money borrowed (other than Morgan Stanley’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on Morgan Stanley’s liquidation, dissolution or winding-up); and

    may include new equity settlement provisions and (A) have a maturity, if any, of at least 60 years, an optional deferral provision and a legally binding replacement covenant or (B) having a maturity of at least 40 years and a legally binding replacement covenant; or

    include new equity settlement provisions and either (A) have a maturity, if any, of at least 40 years and, subject to any then required regulatory approval, a mandatory trigger provision and a replacement capital intention, or (B) have a maturity, if any, of at least 25 years, a legally binding replacement covenant and, subject to any then required regulatory approval, a mandatory trigger provision; and

  preferred stock issued by Morgan Stanley that has (i) no maturity or a maturity of at least 60 years, (ii) a replacement capital intention and (iii) an optional deferral provision;

  securities issued by Morgan Stanley or a subsidiary of Morgan Stanley that (i) rank pari passu with or junior to the junior subordinated debentures upon a liquidation, dissolution or winding up of Morgan

  Stanley, (ii) either (A) have no maturity or a maturity of at least 60 years and a replacement capitalintention or (B) have no maturity or a maturity of at least 30 years and are subject to a legally bindingreplacement covenant and (iii) have an optional deferral provision;

  securities issued by Morgan Stanley or a subsidiary of Morgan Stanley that (i) rank pari passu with the junior subordinated debentures, (ii) have a mandatory trigger provision and an optional deferral provision and (iii) have no maturity or a maturity at least 30 years an a replacement capital intention; and

  cumulative preferred stock issued by Morgan Stanley or a subsidiary of Morgan Stanley that either (i) has no maturity or a maturity of at least 60 years and a replacement capital intention or (ii) has a maturity of at least 40 years and is subject to a legally binding replacement covenant.

     Additionally, and notwithstanding the foregoing, any securities or combinations of securities if issued by Morgan Stanley to any of its subsidiaries, without the contemporaneous issuance of a security or combination of securities that otherwise would satisfy the definition of “replacement securities” by the subsidiary to a party other than a subsidiary of Morgan Stanley, shall not qualify as replacement securities.

     “Common stock” means the common stock of Morgan Stanley.

     “Debt exchangeable for equity” means a security (or combination of securities) that (i) gives the holder a beneficial interest in (a) debt securities of Morgan Stanley that are non-cumulative and that are the most junior subordinated debt of Morgan Stanley (or rank pari passu with the most junior subordinated debt of Morgan Stanley) and (b) a fractional interest in a stock purchase contract, (ii) includes a remarketing feature pursuant to which the subordinated debt of Morgan Stanley is remarketed to new investors commencing within five years from the date of issuance of the security or earlier in the event of an early settlement event based on one or more financial tests set forth in the terms of such securities or related transaction agreements, (iii) provides for the proceeds raised in the remarketing to be used to purchase qualifying non-cumulative preferred stock, (iv) includes a replacement capital covenant substantially similar to the replacement capital covenant, provided that such replacement capital covenant will apply to such security (or combination of securities) and to the qualifying non-cumulative preferred stock and will not include debt exchangeable for equity in the definition of “replacement securities” and (v) after the issuance of such qualifying non-cumulative preferred stock, provides the holder of the security with a beneficial interest in such qualifying non-cumulative preferred stock.

     “Distribution date” means, as to any securities or combination of securities, the dates on which periodic distributions on such securities are scheduled to be made.

     “Distribution period” means, as to any securities or combination of securities, each period from and including a distribution date for such securities to but not including the next succeeding distribution date for such securities.

     “Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not subsidiaries of Morgan Stanley.

     “Legally binding replacement covenant” means, as to any security or combination of securities, a covenant made by Morgan Stanley, substantially similar to the replacement capital covenant, to the effect that Morgan Stanley will redeem or repurchase such securities only if and to the extent that the total redemption or repurchase price is equal to or less than the proceeds received by Morgan Stanley or by a subsidiary of Morgan Stanley during the six (6) months prior to the applicable redemption or repurchase date from the sale of replacement securities that are as or more equity-like than the securities being redeemed or repurchased.

     “Mandatory trigger provision” means as to any security or combination of securities (together in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that (A) require, or at its option in the case of non-cumulative preferred stock permit, the issuer of such securities to make payment of distributions on such securities only pursuant to the issuance and sale of common stock or rights to purchase common stock up to a maximum of 2% of the issuer’s market capitalization or settlement stock of the issuer, within two years of a failure by the issuer to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid distributions, provided that the amount of settlement stock the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed 25% of the liquidation or principal amount of such securities, (B) prohibit the issuer from repurchasing any of its common stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (A) to pay such unpaid distributions in full and (C) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities (other than non-cumulative preferred stock) for distributions that accumulate during a period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (A) above of securities other than common stock or rights to acquire common stock or (y) two years of accumulated and unpaid distributions (including compounded amounts thereon) in all other cases. No remedy other than permitted remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision or as a result of the issuer’s exercise of its right under an optional deferral provision until distributions have been deferred for one or more distribution periods that total together at least ten years.

     “New equity settlement” means, with respect to any securities or combination of securities referred to in the definition of replacement securities, that such securities or related transaction agreements include a provision to the effect that, if Morgan Stanley has exhausted its rights to defer distributions at its option pursuant to an optional deferral provision and such deferral continues beyond a specific date specified in such security or if any mandatory trigger provision has become applicable, Morgan Stanley shall, unless a market disruption event has occurred and is continuing, (a) use its commercially reasonable efforts to sell shares of its common stock and/or, at its option, settlement stock to the extent the securities do not include a mandatory trigger provision, in an amount such that the net proceeds of such sale shall equal or exceed such distributions and (b) apply the net proceeds of such sale to pay such distributions in full.

     “Non-cumulative preferred stock” means preferred stock of Morgan Stanley or of a subsidiary of Morgan Stanley that (i) ranks pari passu with or junior to other preferred stock of Morgan Stanley and (ii) the terms of which provide for distributions that may be suspended by Morgan Stanley for any number of distribution periods without any remedy arising by the terms of such stock or related transaction agreements in favor of the holders of such stock as a result of the stock issuer’s failure to pay distributions, other than: (x) rights in favor of the holders thereof permitting such holders to elect one or more directors of Morgan Stanley or a subsidiary of Morgan Stanley (including any such rights required by the listing requirements of any stock or securities exchange on which such stock may be listed or traded) and/or (y) prohibitions on Morgan Stanley or a subsidiary of Morgan Stanley paying distributions on or repurchasing common stock or other stock that ranks junior as to distributions to such stock for so long as distributions on such stock, including deferred distributions, have not been paid in full.

     “Optional deferral provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements that permits Morgan Stanley, in its sole discretion, to defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to ten years without any remedy other than permitted remedies as a result of Morgan Stanley’s failure to pay distributions.

     “Permitted remedies” means, as to any security or combination of securities, any one or more of (i) prohibitions on Morgan Stanley or a subsidiary of Morgan Stanley paying distributions on or repurchasing common stock or other securities that rank junior as to distributions to such securities for so long as distributions on such securities, including deferred distributions, have not been paid in full and (ii) provisions obliging Morgan Stanley to pay certain deferred distributions pursuant to a new equity settlement.

     “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

     “Qualifying non-cumulative preferred stock” means non-cumulative preferred stock that, either by its terms or when taken together with any related transaction agreements:

  (i) ranks pari passu with or junior to other preferred stock of the issuer; and

  (ii) (A) is perpetual or has a mandatory redemption or maturity date that is not less than 60 years after the date of initial issuance of such securities and (B) has (1) either a legally binding replacement covenant or, subject to any then required regulatory approval, a mandatory trigger provision, (2) a replacement capital intention and (3) an optional deferral provision; or

  (iii) (A) has a mandatory redemption or maturity date that is not less than 40 years after the date of initial issuance of such securities, (B) has a legally binding replacement covenant and (C) (1), subject to any then required regulatory approval, includes a mandatory trigger provision and (2) has an optional deferral provision;

provided that, as used in the definition of “debt exchangeable for equity,” “qualifying non-cumulative preferred stock” means non-cumulative preferred stock that, either by its terms or when taken together with any related transaction agreements, is perpetual and ranks pari passu with or junior to other preferred stock of the issuer.

     Replacement capital intention” means, for the purposes of this header only, as to any security or combination of securities, that Morgan Stanley has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by Morgan Stanley under the Exchange Act prior to or contemporaneously with the issuance of such securities, that Morgan Stanley will redeem or repurchase such securities only with the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or repurchase that are as or more equity-like than the securities then being redeemed or repurchased, raised within six (6) months prior to the applicable redemption or repurchase date.

     “Settlement stock” means non-cumulative preferred stock that is perpetual with no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, is callable at the option of such issuer and either (i) has a legally binding replacement covenant or (ii) has a replacement capital intention and provisions requiring mandatory deferral of interest if certain financial tests are met.

     “Share buy-back covenant” means, as to any security or combination of securities, a covenant made by Morgan Stanley to the effect that it will not repurchase any of its common stock for a period of six (6) months following the payment of all deferred distributions with proceeds from the sale of common stock pursuant to a new equity settlement.

     “Subsidiary” of Morgan Stanley means, at any time, any person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other subsidiaries) or both, by Morgan Stanley.

Market Disruption Events

     A “market disruption event” means, for purposes of sales of qualifying securities pursuant to the alternative payment mechanism or sales of replacement securities pursuant to the replacement capital obligation described below, as applicable (collectively, the “permitted securities”), the occurrence or existence of any of the following events or sets of circumstances:

  trading in securities generally (or shares of Morgan Stanley’s securities specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which Morgan Stanley’s common stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such market or exchange by the SEC, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction;

  Morgan Stanley is required to obtain the consent or approval of its shareholders or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue the permitted securities, and fails to obtain such consent or approval notwithstanding Morgan Stanley’s commercially reasonable efforts to such effect;

  an event occurs and is continuing as a result of which the offering document for the offer and sale of the permitted securities would, in Morgan Stanley’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in Morgan Stanley’s reasonable judgment, would have a material adverse effect on its business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction and Morgan Stanley has a bona fide business reason for keeping the same confidential or the disclosure of which would impede Morgan Stanley’s ability to consummate that transaction; provided that one or more events described under this bullet shall not constitute a market disruption event with respect to more than one interest payment date for purposes of the alternative payment mechanism or with respect to more than one three-month period for purposes of the replacement capital obligation or the replacement capital covenant;

  Morgan Stanley reasonably believes that the offering document for the offer and sale of the permitted securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in the immediately preceding bullet point) and Morgan Stanley is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension contemplated by this bullet point may exceed 90 consecutive days and multiple suspension periods contemplated by this bullet point may not exceed an aggregate of 180 days in any 360-day period;

  there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that impacts the markets on which Morgan Stanley’s securities are trading, such as to make it, in the judgment of Morgan Stanley, impracticable to proceed with the offer and sale of the permitted securities;

  a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

  a banking moratorium shall have been declared by federal or state authorities of the United States, that results in a disruption of any of the markets on which Morgan Stanley’s securities are trading.

Registration, Denomination and Transfer

     Morgan Stanley will register the junior subordinated debentures in the name of Morgan Stanley Trust. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the capital securities and the common securities. The junior subordinated debentures will be issued in denominations of $25 and integral multiples thereof.

     If the junior subordinated debentures are distributed to holders of capital securities, it is anticipated that DTC will act as securities depositary for the junior subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see “Description of Capital Securities—The Capital Securities Will Initially Be Issued in Book-Entry Form and Held Through DTC” beginning on page S-27.

     As of the date of this prospectus supplement, the description of DTC’s book-entry system and DTC’s practices as they relate to purchases of, transfers of, notices concerning and payments on the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

     A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies Morgan Stanley that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed;

  DTC ceases to be a clearing agency registered under the Exchange Act at a time DTC is required to be so registered to act as depositary, and no successor depositary has been appointed; or

  Morgan Stanley, in its sole discretion, determines that the global security will be exchangeable for definitive certificates.

     Any global security that is exchangeable as described above will be exchangeable for junior subordinated debentures registered in the names DTC directs. Morgan Stanley expects that the instructions will be based upon directions received by DTC from its Direct Participants with respect to ownership of beneficial interests in the global security.

     If the junior subordinated debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount. However, payment of interest may be made at the option of Morgan Stanley by check mailed to the address of the holder entitled to the payment. Upon written request to the paying agent not less than 15 calendar days prior to the date on which interest is payable, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payment of interest, other than payments of interest payable at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds.

     Junior subordinated debentures may be presented for registration of transfer, exchange, redemption or payment with an endorsed form of transfer, or a duly executed and satisfactory written instrument of transfer, at the securities registrar’s office in New York, New York or the office of any transfer agent selected by Morgan Stanley without service charge and upon payment of any taxes and other governmental charges as described in the junior subordinated indenture. Morgan Stanley will appoint the indenture trustee as securities registrar under the junior subordinated indenture. Morgan Stanley may at any time designate additional transfer and paying agents with respect to the junior subordinated debentures.

     In the event of any redemption, Morgan Stanley and the indenture trustee will not be required to:

  register the transfer of or exchange junior subordinated debentures during a period beginning 15 calendar days before the first mailing of the notice of redemption; or

  register the transfer of or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion not to be redeemed.

     At the request of Morgan Stanley, funds deposited with the indenture trustee or any paying agent held for Morgan Stanley for the payment of principal, interest and premium, if any, on any junior subordinated debenture which remain unclaimed for two years after the principal, interest and premium, if any, has become payable will be repaid to Morgan Stanley and the holder of the junior subordinated debenture will, as a general unsecured creditor, look only to Morgan Stanley for payment thereof.

Modification of Indenture

     For a description of the provisions for modifying the junior subordinated indenture and the junior subordinated debentures, unless otherwise described herein, see “Description of Junior Subordinated Debentures—Modification of Indentures” beginning on page 23 of the accompanying prospectus. In addition, if any of the capital securities are outstanding:

  no modification may be made to the junior subordinated indenture that materially adversely affects the holders of the capital securities;

  no termination of the junior subordinated indenture may occur; and

  no waiver of any event of default or default under the junior subordinated debentures may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding capital securities unless and until the principal of and premium, if any, on the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

     In addition, if any of the capital securities are outstanding, all holders of the capital securities must consent if Morgan Stanley wants to amend the junior subordinated indenture to:

  impair the rights of holders of capital securities to institute a direct action (as defined below);

  remove any obligation to obtain the consent of holders of capital securities; or

  change the percentage of holders of the capital securities required to amend or waive any provision of the junior subordinated indenture.

     So long as Morgan Stanley complies with the terms of the junior subordinated debentures and the junior subordinated indenture, Morgan Stanley may defer interest payable on the junior subordinated debentures, as described in this prospectus supplement, without the consent of Morgan Stanley Trust or the holders of the capital securities.

Events of Default, Defaults and the Rights of Capital Securities Holders to Take Action Against Morgan Stanley

     Under the junior subordinated debentures, only (i) Morgan Stanley’s failure to pay deferred interest, including accrued interest on the deferred payments, no later than 30 days after the conclusion of 40 quarters following the first day of any deferral period and (ii) the occurrence of certain events of bankruptcy, insolvency and reorganization involving Morgan Stanley results in an event of default which would allow for the junior subordinated debentures to be accelerated. See “Description of Junior Subordinated Debentures—Events of Default and Defaults” beginning on page 19 of the accompanying prospectus for:

  the limited list of defaults applicable to the junior subordinated debentures in addition to the defaults discussed elsewhere herein; and

  the actions that may be taken by the indenture trustee and the holders of junior subordinated debentures, including Morgan Stanley Trust, following an event of default or default, respectively.

     So long as Morgan Stanley Trust holds the junior subordinated debentures, the property trustee and the holders of the capital securities will have the following rights under the junior subordinated indenture with respect to an event of default or a default:

  upon the occurrence and continuation of an event of default, the property trustee or the holders of not less than 25% in aggregate liquidation amount of the capital securities may declare the principal and interest accrued thereon of the junior subordinated debentures due and payable immediately;

  upon the occurrence of a default, there is no right of acceleration except for those defaults that are also events of default; if a default in the payment of principal of, or any interest on, any series of junior subordinated debentures issued under the junior subordinated indenture occurs and is continuing and Morgan Stanley fails to pay the full amount then due and payable with respect to the junior subordinated debentures immediately upon the demand of the indenture trustee, the indenture trustee is entitled to institute an action or proceeding to collect the amount due and unpaid; if any default occurs and is continuing, the indenture trustee may pursue legal action to enforce the performance of any provision in the junior subordinated indenture to protect the rights of the indenture trustee and the holders of the junior subordinated debentures;

  if all defaults have been cured or waived, the consent of the holders of more than 50% in aggregate liquidation amount of the capital securities is required to annul a declaration by the indenture trustee, Morgan Stanley Trust or the holders of the capital securities that the principal of the junior subordinated debentures is due and payable immediately;

  unless the default is cured, the consent of each holder of capital securities is required to waive a default in the payment of principal, premium or interest with respect to the junior subordinated debentures or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture; and

  unless the default is cured, the consent of the holders of more than 50% in aggregate liquidation amount of the capital securities is required to waive any other default.

     If the event of default or default under the junior subordinated debentures is attributable to the failure of Morgan Stanley to pay any amounts payable on the junior subordinated debentures when due, then a registered holder of capital securities may bring a legal action against Morgan Stanley directly for enforcement of payment to such holder of amounts owed on the junior subordinated debentures with a principal amount equal to the aggregate liquidation amount of the capital securities held by such holder (a “direct action”). Morgan Stanley may not amend the junior subordinated debentures to remove this right to bring a direct action without the prior written consent of the registered holders of all the capital securities. Morgan Stanley may reduce its payments then due under the junior subordinated debentures by any corresponding payments it has made to holders of the capital securities in connection with a direct action.

     The holders of the capital securities will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstance described in the preceding paragraph. See “Description of Capital Securities—Capital Securities Events of Default; Notice” beginning on page 10 of the accompanying prospectus.

Distribution of Junior Subordinated Debentures

     As described above, the junior subordinated debentures may be distributed in exchange for the capital securities upon dissolution and liquidation of Morgan Stanley Trust, after satisfaction of Morgan Stanley Trust’s liabilities to its creditors. See “Description of Capital Securities—Liquidation Distribution Upon Dissolution” above.

     If the junior subordinated debentures have been distributed in exchange for the capital securities, the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures will have the right upon the occurrence and continuation of an event of default, unless the principal of all the junior subordinated debentures has already become due and payable, to declare the principal and interest accrued thereon due and payable immediately.

     If the junior subordinated debentures are distributed to the holders of capital securities, Morgan Stanley anticipates that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the capital securities.

DESCRIPTION OF GUARANTEE

     The following, together with the “Description of Guarantees” beginning on page 27 of the accompanying prospectus, is a description of the material terms of the guarantee. You should read the guarantee, to be dated as of October   , 2006, between Morgan Stanley and The Bank of New York, as guarantee trustee, and the Trust Indenture Act. A form of guarantee is on file at the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the accompanying prospectus.

     The following payments on the capital securities (the “guarantee payments”), if not fully paid by Morgan Stanley Trust, will be paid by Morgan Stanley under the guarantee, without duplication:

  any accumulated and unpaid distributions required to be paid on the capital securities, to the extent Morgan Stanley Trust has funds available to make the payment;

  the redemption price for any capital securities called for redemption, if Morgan Stanley Trust has funds available to make the payment; and

  upon a voluntary or involuntary dissolution, winding-up or liquidation of Morgan Stanley Trust, other than in connection with a distribution of the junior subordinated debentures to the holders of capital securities, the lesser of:
(1)	the aggregate of the $25 per capital security liquidation amount and all accumulated and unpaid distributions on the capital securities to the date of payment, if Morgan Stanley Trust has funds available to make the payment; and

(2)	the amount of assets of Morgan Stanley Trust remaining available for distribution to holders of the capital securities upon liquidation of Morgan Stanley Trust.

     Morgan Stanley’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Morgan Stanley to the holders of the capital securities or by causing Morgan Stanley Trust to pay the amounts to the holders.

DESCRIPTION OF REPLACEMENT CAPITAL COVENANT

     The following is a description of the material terms of the replacement capital covenant, a copy of which will be filed with the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the accompanying prospectus.

     Morgan Stanley will covenant in the replacement capital covenant for the benefit of a specified class of covered debtholders (as defined in the replacement capital covenant) that it will not, and it will cause Morgan Stanley Trust and Morgan Stanley’s subsidiaries not to, redeem, repurchase or purchase, as applicable, the junior subordinated debentures or the capital securities on or after the scheduled redemption date, unless:

  Morgan Stanley has obtained any then required regulatory approval; and

  subject to certain limitations, during the 180 days prior to the notice date not more than 30 and not less than 15 days prior to the date for such redemption, repurchase or purchase Morgan Stanley has received net proceeds from the sale of replacement securities.

     Morgan Stanley’s covenants in the replacement capital covenant will run only to the benefit of a specified class of covered debtholders and, if the specified class of covered debt is redeemed, repurchased or purchased, as applicable, will run only to the benefit of holders of such other series of Morgan Stanley’s long-term indebtedness then outstanding that qualify as covered debt pursuant to the replacement capital covenant. The initial class of covered debtholders are the holders of the junior subordinated debentures underlying the capital securities of Morgan Stanley Capital Trust VI and the holders of such capital securities. Pursuant to the replacement capital covenant, the holders of such capital securities will have the right to pursue legal proceedings directly against Morgan Stanley for the enforcement of the replacement capital covenant. The replacement capital covenant is not intended to benefit of holders of the capital securities offered hereby and may not be enforced by them, and the replacement capital covenant is not a term of the indenture, the guarantee or the capital securities.

     Morgan Stanley’s ability to raise proceeds from replacement securities during the 180 days prior to the notice date for such proposed redemption, repurchase or purchase will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those replacement securities.

     Morgan Stanley generally has the right to modify or terminate the replacement capital covenant only with the consent of the holders of the covered debt. Morgan Stanley has the right, however, to amend the replacement capital covenant at any time, without the consent of such holders (i) where such amendment is not adverse to such holders and an officer of Morgan Stanley has delivered to such holders a written certification stating that, in his or her determination, such amendment is not adverse to such holders and (ii) to impose additional restrictions on the types of securities qualifying as replacement securities. For example, Morgan Stanley may eliminate common stock, mandatorily convertible preferred stock and debt exchangeable for equity (but only to the extent exchangeable for common stock) as replacement securities if Morgan Stanley has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in Morgan Stanley’s earnings per share as calculated for financial reporting purposes.

     The replacement capital covenant will terminate upon the earliest to occur of (i) the final maturity date, or, if earlier, the date on which the junior subordinated debentures are otherwise redeemed in full, (ii) the date on which the holders of a majority of the principal amount of the then outstanding covered debt agree to terminate the replacement capital covenant, (iii) the date on which Morgan Stanley no longer has outstanding any indebtedness eligible to qualify as covered debt and (iv) the date on which an event of default resulting in an acceleration occurs. “Covered debt” includes all of Morgan Stanley’s long-term indebtedness that (i) upon a bankruptcy or similar event of Morgan Stanley ranks subordinate to Morgan Stanley’s most senior series of indebtedness, (ii) is assigned a rating by at least one rating agency, (iii) has an outstanding principal amount of not less than $100,000,000 and (iv) was issued with the assistance of an investment banking firm acting as underwriter or in similar capacity or placement agent or similar capacity.

     RELATIONSHIP AMONG THE CAPITAL SECURITIES,
THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

     Morgan Stanley will guarantee payments of distributions and redemption and liquidation payments due on the capital securities to the extent Morgan Stanley Trust has funds available for such payment, as described under “Description of Guarantee” above. No single document executed by Morgan Stanley will provide for the full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the trust agreement and the junior subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee of Morgan Stanley Trust’s obligations under the capital securities.

     As long as Morgan Stanley pays interest and other payments when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and redemption and liquidation payments due on the capital securities, primarily because:

  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the capital securities and the common securities;

  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

  Morgan Stanley will, pursuant to an expense agreement, pay for any and all costs, expenses and liabilities of Morgan Stanley Trust, except withholding taxes and Morgan Stanley Trust’s obligations to holders of the capital securities and the common securities; and

  the trust agreement provides that Morgan Stanley Trust will not engage in any activity that is not consistent with the limited purposes of Morgan Stanley Trust.

     The only events of default applicable to the capital securities that may result in acceleration of the junior subordinated debentures are: (i) a failure to pay deferred interest, including accrued interest on the deferred payments, no later than 30 days after the conclusion of 40 quarters following the first day of any deferral period; and (ii) certain events of bankruptcy, insolvency and reorganization involving Morgan Stanley. However, in the event of payment defaults under, or acceleration of, senior indebtedness (as defined above), the junior subordinated indenture provides that no payments may be made on the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default under the such indebtedness has been cured or waived. See “Description of Junior Subordinated Debentures” beginning on page 16 of the accompanying prospectus.

Limited Purpose of Morgan Stanley Trust

     The capital securities represent preferred undivided beneficial interests in the assets of Morgan Stanley Trust. Morgan Stanley Trust exists for the sole purpose of:

  issuing and selling the capital securities and common securities;

  investing the proceeds from the sale of the capital securities and common securities in the junior subordinated debentures; and

  engaging in only those other activities necessary, convenient or incidental to these purposes.

     A principal difference between the rights of a holder of a capital security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Morgan Stanley payments on junior subordinated debentures held by the holder, while a holder of capital securities is entitled to receive distributions or other amounts payable with respect to the capital securities from Morgan Stanley Trust or from Morgan Stanley under the guarantee only if and to the extent Morgan Stanley Trust has funds available for the payment of those distributions.

Rights upon Dissolution

     The holders of the capital securities are entitled to receive, out of assets held by Morgan Stanley Trust, a distribution in cash upon any voluntary or involuntary dissolution, winding-up or liquidation of Morgan Stanley Trust that does not involve the distribution of the junior subordinated debentures, after Morgan Stanley Trust has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, the liabilities owed to its creditors as required by applicable law. See “Description of Capital Securities—Liquidation Distribution upon Dissolution” beginning on page S-26.

     In the event of any voluntary or involuntary liquidation or bankruptcy of Morgan Stanley, Morgan Stanley Trust, as registered holder of the junior subordinated debentures, would be a subordinated creditor of Morgan Stanley, subordinated and junior in right of payment to all Morgan Stanley’s senior indebtedness, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any stockholders of Morgan Stanley receive payments or distributions. Since Morgan Stanley is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of Morgan Stanley Trust (other than withholding taxes and Morgan Stanley Trust’s obligations to the holders of the capital securities and common securities), the positions of a holder of the capital securities and a holder of the junior subordinated debentures relative to other creditors and to stockholders of Morgan Stanley in the event of liquidation or bankruptcy of Morgan Stanley are expected to be substantially the same.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

     In the opinion of Davis Polk & Wardwell, tax counsel to Morgan Stanley and Morgan Stanley Trust, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the capital securities.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and this summary is not binding on the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this tax section or that a court would not sustain such a challenge.

     Except as otherwise stated, this summary deals only with capital securities held as capital assets by a holder who (i) purchased the capital securities upon original issuance (an “Initial Holder”) at the “issue price” (as defined below) and (ii) is a U.S. Holder (as defined below). As used herein, the “issue price” shall be equal to the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the capital securities is sold for money. It is expected, and this discussion assumes, that the issue price of the capital securities is equal to their stated liquidation amount. This summary does not address all the tax consequences that may be relevant to a U.S. Holder, nor does it address the tax consequence to holders that are not U.S. Holders or to holders that may be subject to special tax treatment, such as:

  certain financial institutions;

  insurance companies;

  dealers or certain traders in securities or foreign currencies;

  investors holding the capital securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction;

  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  regulated investment companies;

  real estate investment trusts; or

  persons subject to the alternative minimum tax.

     As used herein, the term “U.S. Holder” means a beneficial owner of a capital security that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term “U.S. Holder” also includes certain former citizens and residents of the United States.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Characterization of Morgan Stanley Trust

     Under current law and based on the representations, facts and assumptions set forth in this prospectus supplement (and other relevant documents), and assuming full compliance with the terms of the trust agreement (and other relevant documents), Morgan Stanley Trust will be characterized for U.S. federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each holder of the capital securities generally will be considered the owner of an undivided portion of the junior subordinated debentures owned by Morgan Stanley Trust, and each U.S. Holder will be required to include all income or gain recognized for U.S. federal income tax purposes with respect to its allocable share of the junior subordinated debentures on its own income tax return.

Characterization of the Junior Subordinated Debentures

     Although the matter is not free from doubt, the junior subordinated debentures will be characterized for U.S. federal income tax purposes as indebtedness of Morgan Stanley. Furthermore, by purchasing the capital securities, each holder agrees (in the absence of an administrative pronouncement or judicial ruling to the contrary) to treat the junior subordinated debentures as indebtedness of Morgan Stanley for U.S. federal income tax purposes. The remainder of this discussion assumes that the junior subordinated debt securities will be respected as indebtedness of Morgan Stanley for U.S. federal income tax purposes.

Interest Income and Original Issue Discount

     Under the terms of the junior subordinated debentures, Morgan Stanley has the ability to defer payments of interest from time to time. Treasury regulations under Sections 1273 and 1275 of the Code provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount (“OID”) by reason of Morgan Stanley’s ability to defer payments of interest if the likelihood of such deferral is “remote.”

     Morgan Stanley has concluded, and this discussion assumes (except where specifically indicated otherwise), that, as of the date of this prospectus supplement, the likelihood of deferring payments of interest under the terms of the junior subordinated debentures is “remote” within the meaning of the Treasury regulations referred to above, in part because exercising that option generally would prevent Morgan Stanley from declaring dividends on its capital stock and generally would prevent Morgan Stanley from making any payments on debt securities that rank equal or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures will not be treated as initially having been issued with OID by reason of Morgan Stanley’s deferral option. Rather, stated interest on the junior subordinated debentures will generally be taxable to a U.S. Holder as ordinary income when paid or accrued in accordance with that holder’s regular method of accounting for U.S. federal income tax purposes. It should be noted, however, that it is possible that the IRS could take a position contrary to the position described above.

     If Morgan Stanley were to exercise its option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the junior subordinated debentures would thereafter be treated as OID, which would accrue, and be includible in a U.S. Holder’s taxable income, on an economic accrual basis (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior subordinated debentures in that period (including interest on deferred interest). Consequently, during any period of interest deferral, U.S. Holders will include OID in gross income in advance of the receipt of cash.

     If the possibility of Morgan Stanley’s exercising its option to defer payments of interest were not treated as remote, the junior subordinated debentures would be treated as initially having been issued with OID in an amount equal to the aggregate stated interest. That OID would generally be includible in a U.S. Holder’s taxable income, over the term of the junior subordinated debentures, on an economic accrual basis as described above.

Characterization of Income

     Because the income underlying the capital securities will not be characterized as dividends for income tax purposes, (i) corporate holders of the capital securities will not be entitled to a dividends-received deduction for any income received or accrued on the capital securities and (ii) non-corporate individual holders will not be entitled to any preferential tax rate for any income received on the capital securities.

Receipt of Junior Subordinated Debentures upon Liquidation of Morgan Stanley Trust

     Under certain circumstances described herein, Morgan Stanley Trust may distribute the junior subordinated debentures to holders in exchange for their capital securities and in liquidation of Morgan Stanley Trust. See “Description of Capital Securities—Liquidation Distribution upon Dissolution” in this prospectus supplement. Except as discussed below, a distribution of the junior subordinated debentures would not be a taxable event for U.S. federal income tax purposes, and each U.S. Holder would have an aggregate adjusted basis for U.S. federal income tax purposes in the junior subordinated debentures received equal to the U.S. Holder’s aggregate adjusted basis in the capital securities exchanged. For U.S. federal income tax purposes, a U.S. Holder’s holding period in the junior subordinated debentures received in a liquidation of Morgan Stanley Trust would include the period during which the capital securities were held by the holder.

Redemption for Cash

     Under certain circumstances described in this prospectus supplement, the junior subordinated debentures may be redeemed for cash with the proceeds distributed to holders in redemption of their capital securities. See “Description of Capital Securities” in this prospectus supplement. A redemption of the capital securities would be taxable for U.S. federal income tax purposes, and a U.S. Holder would recognize gain or loss as if it had sold the capital securities for cash. See “—Sales of Capital Securities” below.

Sales of Capital Securities

     A U.S. Holder that sells capital securities will recognize gain or loss equal to the difference between its adjusted basis in the capital securities and the amount realized on the sale of the capital securities. Assuming that Morgan Stanley does not exercise its option to defer payments of interest on the junior subordinated debentures, a U.S. Holder’s adjusted basis in the capital securities generally will be its initial purchase price. If, however, Morgan Stanley does exercise its option to defer payments of interest and the junior subordinated debentures are therefore deemed, for OID purposes, to be redeemed and reissued with OID, a U.S. Holder’s basis in the capital securities generally will be its initial purchase price, increased by any OID included in the holder’s gross income to the date of disposition, and decreased by payments received on the capital securities following such deemed reissuance. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxed as described above under “Interest Income and Original Issue Discount.” Any gain or loss on the sale of the capital securities generally will be capital gain or loss (except to the extent attributable to accrued interest, as described above), and generally will be long-term capital gain or loss if the capital securities have been held for more than one year prior to the date of disposition.

Backup Withholding and Information Reporting

     Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the capital securities and the proceeds from a sale or other disposition of the capital securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

     THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES. POTENTIAL HOLDERS OF THE CAPITAL SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

CERTAIN ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the capital securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Internal Revenue Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code (“Parties in Interest”) with respect to such Plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).

     Under ERISA and a regulation (the “Plan Assets Regulation”) issued by the U.S. Department of Labor, the assets of Morgan Stanley Trust would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Internal Revenue Code if a Plan makes an “equity” investment in Morgan Stanley Trust and no exception were applicable under the Plan Assets Regulation. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     If the assets of Morgan Stanley Trust were deemed to be “plan assets,” the persons providing services to the assets of Morgan Stanley Trust may become Parties in Interest with respect to an investing Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code with respect to transactions involving those assets.

     In this regard, if the person or persons with discretionary responsibilities over the junior subordinated debentures or the guarantee were affiliated with Morgan Stanley, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Internal Revenue Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Plans and affect the exercise of their best judgment as fiduciaries).

     Under an exception contained in the Plan Assets Regulation, the assets of Morgan Stanley Trust would not be deemed to be “plan assets” of investing Plans if the capital securities are “publicly-offered securities” - that is, they are:

  widely held, i.e., owned by more than 100 investors independent of Morgan Stanley Trust and of each other;

  freely transferable; and

  sold to a Plan as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

     Morgan Stanley expects that the capital securities will meet the criteria of “publicly-offered securities” above, although no assurance can be given in this regard. The underwriters expect that the capital securities will be held by at least 100 independent investors at the conclusion of the offering and that the capital securities will be freely transferable. The capital securities will be sold as part of an offering under an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

     All of the common securities will be purchased and held by Morgan Stanley. Even if the assets of Morgan Stanley Trust are not deemed to be “plan assets” of Plans investing in Morgan Stanley Trust, specified transactions involving Morgan Stanley Trust could be deemed to constitute direct or indirect prohibited transactions under Section 406 of ERISA and Section 4975 of the Internal Revenue Code regarding an investing Plan.

     For example, if Morgan Stanley were a Party in Interest with respect to an investing Plan, either directly or by reason of the activities of one or more of its affiliates, extensions of credit between Morgan Stanley and Morgan Stanley Trust, as represented by the junior subordinated debentures and the guarantee, would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the capital securities. Those class exemptions are:

  PTCE 96-23, for specified transactions determined by in-house asset managers;

  PTCE 95-60, for specified transactions involving insurance company general accounts;

  PTCE 91-38, for specified transactions involving bank collective investment funds;

  PTCE 90-1, for specified transactions involving insurance company separate accounts; and

  PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

     In addition, Section 408(b)(17)(A) of ERISA provides an exemption covering sales and purchases of securities and lending transactions between a Plan and a party in interest for adequate consideration, provided that the party in interest is a party in interest to the Plan solely because of a service provider relationship to the Plan (or an affiliation with a Plan service provider) and neither the party in interest nor any of its affiliates have or exercise discretion with respect to the assets of the Plan involved in the transactions (the “Statutory Exemption”).

     The capital securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some other basis on which the purchase and holding of the securities by the Plan or Plan Asset Entity is not prohibited.

     Any purchaser or holder of the capital securities or any interest in the capital securities will be deemed to have represented by its purchase and holding that either:

  it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan; or

  it is not a governmental, non-U.S. or church plan which is subject to Similar Laws; or

  it is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or the Statutory Exemption or Similar Laws with respect to such purchase or holding; or

  there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any Similar Laws.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Plan or a governmental, non-U.S. or church plan consult with their counsel regarding the potential consequences if the assets of Morgan Stanley Trust were deemed to be “plan assets” and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other exemptive relief.

     Purchasers of the capital securities have the exclusive responsibility for ensuring that their purchase and holding of the capital securities does not violate the prohibited transaction rules of ERISA or the Code. The sale of any capital securities to a Plan, Plan Asset Entity or any other benefit plan investor (“Benefit Plan Investor”) is in no respect a representation by Morgan Stanley or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Benefit Plan Investors generally or any particular Benefit Plan Investor, or that such an investment is appropriate for such Benefit Plan Investors generally or any particular Benefit Plan Investor.

UNDERWRITERS

     Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and Morgan Stanley Trust has agreed to sell to them, severally, the respective number of capital securities set forth opposite their names below.

Number of
Name	Capital Securities
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.
HSBC Securities (USA) Inc.
Wells Fargo Investments, LLC

Total

     The underwriters are offering the capital securities subject to their acceptance of the securities from Morgan Stanley Trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the capital securities are conditioned upon the delivery of legal opinions by their counsel. The underwriters are obligated to purchase all the capital securities, other than those covered by the underwriters’ over-allotment option, if any capital securities are purchased.

     The underwriters initially propose to offer the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the capital securities to securities dealers at a price that represents a concession not in excess of $           per capital security. Any underwriter may allow, and dealers may reallow, a concession not in excess of $      per capital security to certain other dealers. After the initial offering of the capital securities, the offering price and other selling terms may from time to time be changed by the underwriters.

     Because the proceeds from the sale of the capital securities will be used to purchase the junior subordinated debentures issued by Morgan Stanley, the underwriting agreement provides that Morgan Stanley will pay to the underwriters as compensation for their services $           per capital security or $      in the aggregate, or $      in the aggregate if the underwriters purchase all the additional securities to which they are entitled under their over-allotment option. Morgan Stanley’s offering expenses, not including underwriting discounts and commissions, are estimated to be approximately $           .

     Morgan Stanley Trust has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional           capital securities at the public offering price on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. Morgan Stanley will pay to the underwriters compensation in the amount per capital security stated above for any additional capital securities. If the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of additional capital securities as the number set forth next to the underwriter’s name in the preceding table bears to the total number of capital securities offered by the underwriters.

     Morgan Stanley and Morgan Stanley Trust have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, they will not, during the period beginning on the date of the underwriting agreement and continuing to and including the closing under the underwriting agreement:

  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any securities of Morgan Stanley or Morgan Stanley Trust that are substantially similar to the capital securities or securities convertible into or exercisable or exchangeable for such securities; or

  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities,

whether any transactions described above are to be settled by securities, in cash or otherwise, except in the offering.

     Prior to this offering, there has been no public market for the capital securities. Morgan Stanley Trust will apply to list the capital securities on the New York Stock Exchange. In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters intend to sell capital securities to a minimum of 400 beneficial holders in lots of 100 capital securities or more. If the listing is approved, trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after they are first issued. The underwriters have advised Morgan Stanley Trust that they presently intend to make a market in the capital securities prior to the commencement of trading on the New York Stock Exchange. The underwriters are not obligated to make a market in the capital securities, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the capital securities.

     Morgan Stanley and Morgan Stanley Trust have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.

     No action has been or will be taken by Morgan Stanley or any underwriter that would permit a public offering of the capital securities or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering material relating to the capital securities in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the capital securities, or distribution of this prospectus supplement or the accompanying prospectus or any other offering material relating to the capital securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Morgan Stanley or any underwriter.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the capital securities or possesses or distributes this prospectus supplement and the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the capital securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales and Morgan Stanley will not have responsibility therefor.

     The capital securities are not being offered or sold outside of the United States.

     In order to facilitate the offering of the capital securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the capital securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the capital securities for their own account. A short sale is covered if the short position is no greater than the number of capital securities available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing capital securities in the open market. In determining the source of capital securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of the capital securities compared to the price available under the over-allotment option. The underwriters may also sell capital securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing capital securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the capital securities in the open market after pricing that could adversely affect investors who purchase capital securities in the offering. As an additional means of facilitating the offering of capital securities, the underwriters may bid for and purchase these capital securities in the open market to stabilize the price of these capital securities.

Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the capital securities in the offering, if the syndicate repurchases previously distributed capital securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the capital securities above independent market levels or prevent or retard a decline in the market price of the capital securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. Incorporated and Morgan Stanley affiliates in connection with offers and sales of the capital securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. Incorporated and Morgan Stanley affiliates may act as principal or agent in such transactions.

     Morgan Stanley & Co. Incorporated is a wholly-owned subsidiary of Morgan Stanley. The Administrators appointed by Morgan Stanley Trust are employees or officers of Morgan Stanley & Co. Incorporated or its affiliates. The participation of Morgan Stanley & Co. Incorporated in the offering of the capital securities will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Because the National Association of Securities Dealers, Inc. (“NASD”) is expected to view the capital securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. The underwriters and any dealers utilized in the sale of capital securities do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of such customers.

     It is expected that delivery of the capital securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the capital securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade capital securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the capital securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

VALIDITY OF SECURITIES

     The validity of the capital securities will be passed on for Morgan Stanley Trust by Richards, Layton & Finger, P.A. The validity of the junior subordinated debentures and the guarantee will be passed upon for Morgan Stanley by Davis Polk & Wardwell. Certain legal matters relating to the securities will be passed upon for the underwriters by Sidley Austin LLP. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

EXPERTS

     The consolidated financial statements and financial statement schedules of Morgan Stanley and its subsidiaries, at November 30, 2005 and 2004 and for each of the three fiscal years in the period ended November 30, 2005, and management’s report on the effectiveness of internal control over financial reporting, which are incorporated in this prospectus supplement by reference to Morgan Stanley’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005, filed on February 13, 2006 (“2005 Form 10-K”), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 8, 2006, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedules and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R) Share-Based Payment and, in the case of the reports on the consolidated financial statements, the change in classification of repurchase transactions in the consolidated statement of cash flows, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting).

     With respect to the unaudited interim financial information for the periods ended February 28, 2006 and 2005 and May 31, 2006 and 2005, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports (which reports included an explanatory paragraph relating to the change in accounting policy for recognition of equity awards granted to retirement-eligible employees) included in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarterly periods ended February 28, 2006 and May 31, 2006, and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not reports or a part of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     Effective August 31, 2006, Morgan Stanley elected early application of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 permits Morgan Stanley to adjust prior year financial statements for immaterial errors in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment made to the opening balance of retained earnings and also permits the adjustment of prior period quarterly financial statements within the current fiscal year for immaterial errors by adjusting the applicable financial statement line items when such information is next presented. Such adjustments do not require previously filed reports with the U.S. Securities and Exchange Commission to be amended. As disclosed in Morgan Stanley’s September 20, 2006 Current Report on Form 8-K (“Form 8-K”), Morgan Stanley will adjust its opening financial position for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 in accordance with SAB 108. The net adjustment to the opening financial position in fiscal 2006 disclosed in the Form 8-K was that shareholders’ equity was overstated by ($34) million when compared to the previously reported shareholders’ equity in the November 30, 2005 Form 10-K. The net adjustment is comprised of an ($84) million adjustment related to outstanding trust preferred securities, as well as a $38 million adjustment related to the overaccrual of certain payroll taxes which arose in fiscal 2000 through fiscal 2006 and a $12 million adjustment related to the amortization expense associated with stock-based compensation awards which arose in fiscal 2003 and 2004. Please refer to the Form 8-K for further information.